MASTER LEASE
THIS MASTER LEASE (this “Lease”) is entered into as of September 23, 2019, by and among each of the entities identified on Schedule 1 (collectively, “Landlord”), and each of the entities identified as “Tenant” on Schedule 2 (individually and collectively, “Tenant”). Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby agree that this Lease shall not be effective until October 1, 2019.
RECITALS
A.     Landlord desires to lease the Premises to Tenant and Tenant desires to lease the Premises from Landlord upon the terms set forth in this Lease.
B.     Pursuant to that certain Guaranty of Master Lease dated of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Guaranty”), Guarantor has agreed to guaranty the obligations of each of the entities comprising Tenant under this Lease.
C.     A list of the Facilities covered by this Lease is attached hereto as Schedule 2.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
MASTER LEASE; DEFINITIONS; PREMISES; TERM
1.1    Recognition of Master Lease; Irrevocable Waiver of Certain Rights. Tenant and Landlord each acknowledges and agrees that this Lease constitutes a single, indivisible lease of the entire Premises, and the Premises constitutes a single economic unit. The Base Rent, Additional Rent, other amounts payable hereunder and all other provisions contained herein have been negotiated and agreed upon based on the intent to lease the entirety of the Premises as a single and inseparable transaction, and such Base Rent, Additional Rent, other amounts and other provisions would have been materially different had the parties intended to enter into separate leases or a divisible lease. Any Event of Default under this Lease shall constitute an Event of Default as to the entire Premises. Each of the entities comprising Tenant and Guarantor, in order to induce Landlord to enter into this Lease, to the extent permitted by law:
(a)    Agrees, acknowledges and is forever estopped from asserting to the contrary that the statements set forth in the first sentence of this Section are true, correct and complete;
(b)    Agrees, acknowledges and is forever estopped from asserting to the contrary that this Lease is a new and de novo lease, separate and distinct from any other lease between any of the entities comprising Tenant and any of the entities comprising Landlord that may have existed prior to the date hereof;
(c)    Agrees, acknowledges and is forever estopped from asserting to the contrary that this Lease is a single lease pursuant to which the collective Premises are demised as a whole to Tenant;
(d)    Agrees, acknowledges and is forever estopped from asserting to the contrary that if, notwithstanding the provisions of this Section, this Lease were to be determined or found to be in any proceeding, action or arbitration under state or federal bankruptcy, insolvency, debtor-relief or other applicable laws to constitute multiple leases demising multiple properties, such multiple leases could not, by the debtor, trustee, or any other party, be selectively or individually assumed, rejected or assigned; and
(e)    Forever knowingly waives and relinquishes any and all rights under or benefits of the provisions of the Federal Bankruptcy Code Section 365 (11 U.S.C. § 365), or any successor or replacement thereof or any analogous state law, to selectively or individually assume, reject or assign the multiple leases comprising this Lease following a determination or finding in the nature of that described in the foregoing Section 1.1(d).

1.2    Definitions. Certain initially-capitalized terms used in this Lease are defined in Exhibit A. All accounting terms not otherwise defined in this Lease have the meanings assigned to them in accordance with GAAP.
1.3    Lease of Premises; Ownership.
1.3.1    Upon the terms and subject to the conditions set forth in this Lease, Landlord hereby leases to Tenant and Tenant leases from Landlord all of Landlord’s rights and interest in and to the Premises.
1.3.2    Tenant acknowledges that the Premises are the property of Landlord and that Tenant has only the right to the possession and use of the Premises upon and subject to the terms and conditions of this Lease. Tenant will not, at any time during the Term, take any position, whether in any tax return, public filing, contractual arrangement, financial statement or otherwise, other than that Landlord is the owner of the Premises for federal, state and local income tax purposes and that this Lease is a “true lease”.
1.4    Term. The initial term of this Lease (the “Initial Term”) shall be for the period commencing as of October 1, 2019 (the “Commencement Date”) and expiring at 11:59 p.m. on the last day of the calendar month in which the _______of the Commencement Date occurs (the “Initial Expiration Date”). The term of this Lease may be extended for three (3) separate terms of five (5) years each (each, an “Extension Term”) if: (a) at least twelve (12), but not more than twenty-four (24) months prior to the end of the then current Term, Tenant delivers to Landlord a written notice (an “Extension Notice”) that it desires to exercise its right to extend the Term for one (1) Extension Term; and (b) no Event of Default shall have occurred and be continuing on the date Landlord receives the Extension Notice or on the last day of the then current Term. During any such Extension Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Lease shall remain in full force and effect. Once delivered to Landlord, an Extension Notice shall be irrevocable.
1.5    Net Lease. This Lease is intended to be and shall be construed as an absolutely net lease, commonly referred to as a “net, net, net” or “triple net” lease, pursuant to which Landlord shall not, under any circumstances or conditions, whether presently existing or hereafter arising, and whether foreseen or unforeseen by the parties, be required to make any payment or expenditure of any kind whatsoever or be under any other obligation or liability whatsoever, except as expressly set forth herein, in connection with the Premises. All Rent payments shall be absolutely net to Landlord, free of all Impositions, utility charges, operating expenses, insurance premiums or any other charges or expenses in connection with the Premises, all of which shall be paid by Tenant.
ARTICLE II
RENT
2.1    Base Rent. During the Term, Tenant will pay to Landlord as base rent hereunder (the “Base Rent”), an annual amount equal to_______. Notwithstanding the foregoing, on the first day of the second (2nd) Lease Year and the first day of each Lease Year thereafter during the Term (including, without limitation, during any Extension Term), the Base Rent shall increase to an annual amount equal to the sum of (a) the Base Rent for the immediately preceding Lease Year, and (b) the Base Rent for the immediately preceding Lease Year multiplied by the Adjusted CPI Increase. The Base Rent shall be payable in advance in twelve (12) equal monthly installments on or before the first (1st) Business Day of each calendar month; provided, however, the Base Rent attributable to the first (1st) full calendar month of the Term and the calendar month in which the Commencement Date occurs, which may be a partial month, shall be payable on the Commencement Date. Notwithstanding anything herein to the contrary, Base Rent shall be adjusted pursuant to Section 6.7.
2.2    Additional Rent. In addition to the Base Rent, Tenant shall also pay and discharge as and when due and payable all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Lease. In the event of any failure on the part of Tenant to pay any of those items referred to in the previous sentence, Tenant will also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of the same. Collectively, the items referred to in the first two sentences of this Section 2.2 are referred to as “Additional Rent.” Except as may otherwise be set forth herein, any costs or expenses paid or incurred by Landlord on behalf of Tenant that constitute Additional Rent shall be reimbursed by Tenant to Landlord within ten (10) days after the presentation by Landlord to Tenant of invoices therefor.
2.3    Method of Payment. All Rent payable hereunder shall be paid in lawful money of the United States of America. Except as may otherwise be specifically set forth herein, Rent shall be prorated as to any partial months at the beginning and end of the Term. Rent to be paid to Landlord shall be paid by electronic funds transfer debit transactions through wire transfer of immediately available funds and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. If Landlord directs Tenant to pay any Base Rent to any party other than Landlord, Tenant shall send to Landlord, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.
2.4    Late Payment of Rent. Tenant hereby acknowledges that the late payment of Rent will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent other than Additional Rent payable to a Person other than Landlord (or a Facility Mortgagee) shall not be paid within five (5) days of its Payment Date, Tenant shall pay to Landlord, on demand, a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. In addition, if any installment of Rent other than Additional Rent payable to a Person other than Landlord (or a Facility Mortgagee) shall not be paid within ten (10) days after its Payment Date, the amount unpaid, including any late charges, shall bear interest at the Agreed Rate compounded monthly from such Payment Date to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall neither constitute waiver of nor excuse or cure any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.
2.5    Guaranty. Tenant’s obligations under this Lease are guaranteed by The Pennant Group, Inc., a Delaware corporation (such guarantor, together with its successors and assigns, are herein referred to, individually and collectively, as “Guarantor”) pursuant to the Guaranty.
ARTICLE III
IMPOSITIONS AND OTHER CHARGES
3.1    Impositions.
3.1.1    Subject to Section 3.5, Tenant shall pay all Impositions attributable to a tax period, or portion thereof, occurring during the Term (irrespective of whether the Impositions for such tax period are due and payable after the Term), when due and before any fine, penalty, premium, interest or other cost may be added for non-payment. Where feasible, such payments shall be made directly to the taxing authorities. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay same (and any accrued interest on the unpaid balance of such Imposition) in installments (provided no such installments shall extend beyond the Term) and, in such event, shall pay such installments during the Term before any fine, penalty, premium, further interest or cost may be added thereto. Tenant shall deliver to Landlord, not less than five (5) days prior to the due date of each Imposition, copies of the invoice for such Imposition, the check delivered for payment thereof and an original receipt evidencing such payment or other proof of payment satisfactory to Landlord.
3.1.2    Notwithstanding Section 3.1.1 to the contrary, Landlord may elect to pay those Impositions, if any, based on Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock directly to the taxing authority and within ten (10) Business Days of Landlord delivering to Tenant notice and evidence of such payment, Tenant shall reimburse Landlord for such paid Impositions. In connection with such Impositions, Tenant shall, upon request of Landlord, promptly provide to Landlord such data as is maintained by Tenant with respect to any Facility as may be necessary to prepare any returns and reports to be filed in connection therewith.
3.1.3    Tenant shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to or relating to all Impositions (other than those Impositions, if any, based on Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock).
3.1.4    Tenant may, upon notice to Landlord, at Tenant’s option and at Tenant’s sole cost and expense, protest, appeal or institute such other proceedings as Tenant may deem appropriate to effect a reduction of real estate or personal property assessments and Landlord, at Tenant’s expense, shall reasonably cooperate with Tenant in such protest, appeal or other action; provided, however, that upon Landlord’s request in connection with any such protest or appeal, Tenant shall post an adequate bond or deposit sufficient sums with Landlord to insure payment of any such real estate or personal property assessments during the pendency of any such protest or appeal.
3.1.5    Landlord or Landlord’s designee shall use reasonable efforts to give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge, provided, however, that any failure by Landlord to provide such notice to Tenant shall in no way relieve Tenant of its obligation to timely pay the Impositions.
3.1.6    Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof shall survive such termination.
3.2    Utilities; CC&Rs. Tenant shall pay any and all charges for electricity, power, gas, oil, water and other utilities used in connection with each Facility during the Term. Tenant shall also pay all costs and expenses of any kind whatsoever which may be imposed against Landlord during the Term by reason of any of the covenants, conditions and/or restrictions affecting any Facility or any portion thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits any Facility, including any and all costs and expenses associated with any utility, drainage and parking easements. If Landlord is billed directly for any of the foregoing costs, Landlord shall send Tenant the bill and Tenant shall pay the same before it is due.
3.3    Insurance. Subject to Section 3.6, Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained by Tenant hereunder.
3.4    Other Charges. Tenant shall pay all other amounts, liabilities, obligations, costs and expenses paid or incurred with respect to the ownership, repair, replacement, restoration, maintenance and operation of each Facility (“Other Charges”).
3.5    Real Property Imposition Impounds.
3.5.1    If required under the terms of any Facility Mortgage Document, or at Landlord’s option (to be exercised by thirty (30) days’ written notice to Tenant) following (i) the occurrence and during the continuation of an Event of Default, or (ii) following the occurrence of more than one (1) Event of Default in any twelve (12) month period and for the remainder of the Term, and provided Tenant is not already being required to impound such payments in accordance with the requirements of Section 15.4 below, Tenant shall be required to deposit, at the time of any payment of Base Rent, an amount equal to one-twelfth of Tenant’s estimated annual real and personal property taxes required pursuant to Section 3.1. Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Landlord shall reasonably determine, on or before the respective dates on which the same or any of them would become delinquent. The reasonable cost of administering such impound account shall be paid by Tenant. Nothing in this Section 3.5.1 shall be deemed to affect any right or remedy of Landlord hereunder. If Landlord elects (to the extent permitted pursuant to this Section 3.5.1), to require Tenant to impound Real Property Impositions hereunder, Tenant shall, as soon as they are received, deliver to Landlord copies of all notices, demands, claims, bills and receipts in relation to the Real Property Impositions.

3.5.2    The sums deposited by Tenant under this Section 3.5 shall be held by Landlord, shall not bear interest nor be held by Landlord in trust or as an agent of Tenant, and may be commingled with the other assets of Landlord. Provided no Event of Default then exists and is continuing under this Lease, and provided that Tenant has timely delivered to Landlord copies of any bills, claims or notices that Tenant has received, the sums deposited by Tenant under this Section 3.5 shall be used by Landlord to pay Real Property Impositions as the same become due. Upon the occurrence of any Event of Default, Landlord may apply any funds held by it under this Section 3.5 to cure such Event of Default or on account of any damages suffered or incurred by Landlord in connection therewith or to any other obligations of Tenant arising under this Lease, in such order as Landlord in its discretion may determine.
3.5.3    If Landlord transfers this Lease, it shall transfer all amounts then held by it under this Section 3.5 to the transferee, and Landlord shall thereafter have no liability of any kind with respect thereto. As of the Expiration Date, any sums held by Landlord under this Section 3.5 shall be returned to Tenant provided that there is no Event of Default and provided that any and all Real Property Impositions due and owing hereunder have been paid in full.
3.5.4    Notwithstanding anything herein which may be construed to the contrary, if Landlord elects (to the extent permitted pursuant to Section 3.5.1) to require Tenant to impound Real Property Impositions hereunder, Landlord shall have no liability to Tenant for failing to pay any Real Property Impositions to the extent that: (a) any Event of Default has occurred and is continuing, (b) insufficient deposits under this Section 3.5 are held by Landlord at the time such Real Property Impositions become due and payable, or (c) Tenant has failed to provide Landlord with copies of the bills, notices, and claims for such Real Property Impositions as required pursuant to Section 3.5.1.
3.6    Insurance Premium Impounds. Without limiting or expanding Tenant’s obligation pursuant to Article 15, if required under the terms of any Facility Mortgage Document, or at Landlord’s option (to be exercised by thirty (30) days’ written notice to Tenant) following (i) the occurrence and during the continuation of an Event of Default, or (ii) following the occurrence of more than one (1) Event of Default in any twelve (12) month period and for the remainder of the Term, and provided Tenant is not already being required to impound such payments in accordance with the requirements of Section 15.4 below, Tenant shall be required to deposit, at the time of any monthly payment of Base Rent, an amount equal to one-twelfth of Tenant’s estimated annual insurance premiums required pursuant to Section 3.6 and Article VIII. Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Landlord shall reasonably determine, on or before the respective dates on which the same or any of them would become delinquent. The reasonable cost of administering such impound account shall be paid by Tenant. Nothing in this Section 3.6 shall be deemed to affect any right or remedy of Landlord hereunder. As applicable, the terms of Section 3.5 shall govern the amounts deposited under this Section 3.6.
ARTICLE IV
ACCEPTANCE OF PREMISES; NO IMPAIRMENT
4.1    Acceptance of Premises. Tenant acknowledges receipt and delivery of possession of the Premises and confirms that Tenant has examined and otherwise has knowledge of the condition of the Premises prior to the execution and delivery of this Lease and has found the same to be in good order and repair, free from Hazardous Materials not in compliance with applicable Hazardous Materials Laws and satisfactory for its purposes hereunder. Regardless, however, of any examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Premises “as is” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Premises including any defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PREMISES, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS MATERIALS, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT.
4.2    No Impairment. The respective obligations of Landlord and Tenant shall not be affected or impaired by reason of (a) any damage to, or destruction of, any Facility, from whatever cause, or any Condemnation of any

Facility (except as otherwise expressly and specifically provided in Article X or Article XI); (b) the interruption or discontinuation of any service or utility servicing any Facility; (c) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of any Facility due to the interference with such use by any Person or eviction by paramount title; (d) any claim that Tenant has or might have against Landlord on account of any breach of warranty or default by Landlord under this Lease or any other agreement by which Landlord is bound; (e) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; (f) any Licensing Impairment; or (g) for any other cause whether similar or dissimilar to any of the foregoing. Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law or equity (x) to modify, surrender or terminate this Lease or quit or surrender any Facility, or (y) that would entitle Tenant to any abatement, reduction, offset, suspension or deferment of Rent. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and Rent shall continue to be payable in all events until the termination of this Lease, other than by reason of an Event of Default. Tenant’s sole right to recover damages against Landlord under this Lease shall be to prove such damages in a separate action.
ARTICLE V
OPERATING COVENANTS
5.1    Tenant Personal Property. Tenant shall obtain and install all items of furniture, fixtures, supplies and equipment not included as Landlord Personal Property as shall be necessary or reasonably appropriate to operate each Facility in compliance with this Lease (the “Tenant Personal Property”).
5.2    Landlord Personal Property. Consistent with Tenant’s maintenance obligations hereunder, Tenant may, from time to time, in Tenant’s reasonable discretion, without notice to or approval of Landlord, sell or dispose of any item of the Landlord Personal Property; provided, however, that, unless such item is functionally obsolete, Tenant shall promptly replace such item with an item of similar or superior quality, use and functionality, and any such replacement item shall, for all purposes of this Lease, continue to be treated as part of the “Landlord Personal Property.” Tenant shall, promptly upon Landlord’s request from time to time, provide such information as Landlord may reasonably request relative to any sales, dispositions or replacements of the Landlord Personal Property pursuant to this Section 5.2 and shall provide to Landlord with an updated inventory of the Landlord Personal Property.
5.3    Primary Intended Use. During the entire Term, Tenant shall continually use each Facility for its Primary Intended Use (subject to Articles X and XI) and for no other use or purposes, and shall operate each Facility in a manner consistent with the Ordinary Course of Business.
5.4    Compliance with Legal Requirements and Authorizations.
5.4.1    Tenant, at its sole cost and expense, shall promptly (a) comply in all material respects with all Legal Requirements and Insurance Requirements regarding the use, condition and operation of each Facility and the Tenant Personal Property, and (b) procure, maintain and comply in all material respects with all Authorizations. The Authorizations for any Facility shall, to the maximum extent permitted by Legal Requirements, relate and apply exclusively to such Facility, and Tenant acknowledges and agrees that, subject to all applicable Legal Requirements, the Authorizations are appurtenant to the Facilities to which they apply, both during and following the termination or expiration of the Term.
5.4.2    Tenant and the Premises shall comply in all material respects with all licensing and other Legal Requirements applicable to the Premises and the business conducted thereon and, to the extent applicable, all Third Party Payor Program requirements. Further, Tenant shall not commit any act or omission that would in any way violate any certificate of occupancy affecting any Facility, result in closure of the Facility, result in the termination or suspension of Tenant’s ability to operate any Facility for its Primary Intended Use or result in the termination, suspension, non-renewal or other limitation of any Authorization, including, but not limited to, the authority to admit residents to any Facility or right to receive reimbursement for items or services provided at any Facility from any Third Party Payor Program.

5.4.3    Tenant shall not transfer any Authorizations to any location other than the Facility operated by such Tenant or as otherwise required by the terms of this Lease nor pledge any Authorizations as collateral security for any loan or indebtedness except as required by the terms of this Lease.
5.5    Preservation of Business. Tenant acknowledges that the diversion of management or supervisory personnel, residents or resident care activities from any Facility to other facilities owned or operated by Tenant, Guarantor, or any of their respective Affiliates will have a material adverse effect on the value and utility of such Facility. Therefore, Tenant agrees that during the Term and for a period of one (1) year thereafter, none of Tenant, Guarantor, nor any of their respective Affiliates shall, without the prior written consent of Landlord (which may not be unreasonably withheld), and except as is necessary for medically appropriate reasons: (i) recommend or solicit the removal or transfer of any resident from any Facility to any other nursing, health care, senior housing, or retirement housing facility (excluding, however, any such facilities that are owned by Landlord (or any of its Affiliates) and leased to Tenant, Guarantor, or any of their respective Affiliates); or (ii) divert actual personnel, residents or resident care activities of any Facility to any other facilities owned or operated by Tenant, Guarantor, or any of their respective Affiliates (excluding, however, any such facilities that are owned by Landlord (or any of its Affiliates) and leased to Tenant, Guarantor, or any of their respective Affiliates) or from which Tenant, Guarantor, or any of their respective Affiliates receive any type of referral fees or other compensation for transfers. In addition to the foregoing, during the Nonsolicitation Period, none of Tenant, Guarantor, nor any of their respective Affiliates shall directly or indirectly, induce any management or supervisory personnel working on or in connection with any Facility or the operations thereof to accept employment at any other nursing, health care, senior housing, or retirement housing facility that is operated, owned, developed, leased, managed, controlled, or invested in by Tenant, Guarantor, or any of their respective Affiliates or in which Tenant, Guarantor, or any of their respective Affiliates otherwise participates in or receives revenues from; provided that advertisements and similar announcements by Tenant seeking employees that are not directed solely to the Facility’s management and supervisory personnel but rather to the public at large or to members of a trade organization or industry or through advertisements in newspapers, periodicals or the media in general shall not be deemed to be an inducement or prohibited hereunder. The obligations of Tenant and Guarantor under this Section 5.5 shall survive the expiration or earlier termination of this Lease.
5.6    Maintenance of Books and Records. Tenant shall keep and maintain, or cause to be kept and maintained, proper and accurate books and records in accordance with GAAP, and a standard modern system of accounting, in all material respects reflecting the financial affairs of Tenant and the results from operations of each Facility, individually and collectively. Landlord shall have the right, from time to time during normal business hours after three (3) Business Days prior oral or written notice to Tenant, itself or through any of Landlord’s Representatives, to examine and audit such books and records at the office of Tenant or other Person maintaining such books and records and to make such copies or extracts thereof as Landlord or Landlord’s Representatives shall request and Tenant hereby agrees to reasonably cooperate with any such examination or audit at Tenant’s cost and expense.
5.7    Financial, Management and Regulatory Reports. Tenant shall provide Landlord with the reports listed in Exhibit D within the applicable time specified therein. All financial information provided shall be prepared in accordance with GAAP and shall be submitted electronically using the applicable template provided by Landlord from time to time or, if no such template is provided by Landlord, in the form of unrestricted, unlocked “.xls” spreadsheets created using Microsoft Excel (2003 or newer editions) or in such other form as Landlord may reasonably require from time to time. For so long as Tenant or any Guarantor is or becomes subject to any reporting requirements of the Securities and Exchange Commission (the “SEC”) during the Term, the timely filing of any such reports with the SEC and publication thereof by the SEC shall be deemed delivery to Landlord hereunder.
5.7.1    In addition to the reports required under Section 5.7 above, upon Landlord’s request from time to time, Tenant shall provide Landlord with such additional information and unaudited quarterly financial information concerning each Facility, the operations thereof and Tenant and Guarantor as Landlord may require for purposes of securing financing for the Premises or its ongoing filings with the Securities and Exchange Commission, under both the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including, but not limited to, 10-Q Quarterly Reports, 10-K Annual Reports and registration statements to be filed by Landlord during the Term. Notwithstanding the foregoing, neither Tenant nor Guarantor shall be required to disclose information that is material non-public information or is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine.
5.7.2    Tenant specifically agrees that Landlord may include Tenant’s financial information and such information concerning the operation of any Facility which does not violate the confidentiality of the facility-resident relationship and the physician-patient privilege under applicable laws, in Landlord’s public filings and informational publications, as necessary or prudent to comply with any reporting requirements under applicable federal or state laws, including those of any successor to Landlord.
5.8    Estoppel Certificates. Tenant shall, at any time upon not less than ten (10) days prior written request by Landlord, have an authorized representative execute, acknowledge and deliver to Landlord or its designee a written statement certifying (a) that this Lease, together with any specified modifications, is in full force and effect, (b) the dates to which Rent and additional charges have been paid, (c) that no default by either party exists or specifying any such default and (d) as to such other matters as Landlord may reasonably request.
5.9    Furnish Information. Tenant shall promptly notify Landlord of any condition or event that constitutes a breach of any term, condition, warranty, representation, or provision of this Lease and of any adverse change in the financial condition of any Tenant or Guarantor and of any Event of Default.
5.10    Affiliate Transactions. No Tenant shall enter into, or be a party to, any transaction with an Affiliate of any Tenant or any of the partners, members or shareholders of any Tenant except in the Ordinary Course of Business and on terms that are fully disclosed to Landlord within a reasonable amount of time and are no less favorable to any Tenant or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party; provided that this covenant shall not apply to or restrict guarantees by Tenant of debt financing issued or incurred by the Guarantor.
5.11    Waste. No Tenant shall commit or suffer to be committed any waste on any of the Premises, nor shall any Tenant cause or permit any nuisance thereon.
5.12    Additional Covenants. Tenant shall satisfy and comply with the following covenants throughout the Term:
5.12.1    Tenant shall not, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to (i) any Debt except for Permitted Debt; or (ii) any Contingent Obligations except for Permitted Contingent Obligations. Tenant shall not default on the payment of any Permitted Debt or Permitted Contingent Obligations.
5.12.2    Tenant shall not, directly or indirectly, (i) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business, or (ii) engage or enter into any agreement to engage in any joint venture or partnership with any other Person.
5.12.3    Tenant shall not cancel or otherwise forgive or release any material claim or material debt owed to any Tenant by any Person, except for adequate consideration and in the Ordinary Course of Business. If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful Tenant’s occupancy, maintenance, or operation of a Facility or any portion thereof for its Primary Intended Use, Tenant shall cause such proceedings to be vigorously contested in good faith, and shall, without limiting the generality of the foregoing, use all reasonable commercial efforts to bring about a favorable and speedy disposition of all such proceedings and any other proceedings.
5.12.4    After the occurrence of an Event of Default under Section 12.1.1 or, upon written notice from the Landlord, after the occurrence of any other Event of Default, and, in each case, until such Event of Default is cured, no Tenant shall make any payments or distributions (including salaries, bonuses, fees, principal, interest, dividends, liquidating distributions, management fees, cash flow distributions or lease payments) to any Guarantor or any Affiliate of any Tenant or any Guarantor, or any shareholder, member, partner or other equity interest holder of any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor.
5.13    No Liens. Subject to the provisions of Article VII relating to permitted contests and excluding the applicable Permitted Encumbrances, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon any Facility, this Lease or Tenant’s interest in any Facility or any attachment, levy, claim or encumbrance in respect of the Rent.
ARTICLE VI
MAINTENANCE AND REPAIR
6.1    Tenant’s Maintenance Obligation. Tenant shall (a) keep and maintain each Facility in good appearance, repair and condition, and maintain proper housekeeping, (b) promptly make all repairs (interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen) necessary to keep each Facility in good and lawful order and condition and in compliance with all Legal Requirements, Insurance Requirements and Authorizations and to maintain each Facility in a high quality operating and structural condition for use for its Primary Intended Use, and (c) keep and maintain all Landlord Personal Property and Tenant Personal Property in good condition and repair and replace such property consistent with prudent industry practice. All repairs performed by Tenant shall be done in a good and workmanlike manner. Landlord shall under no circumstances be required to repair, replace, build or rebuild any improvements on any Facility, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to any Facility, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, or to maintain any Facility in any way. Tenant hereby waives, to the extent permitted by law or any equitable principle, the right to make repairs at the expense of Landlord pursuant to any law currently in effect or hereafter enacted.
6.2    Premises Condition Report. Landlord, may from time to time and at Tenant’s sole expense (but, no more than once every twenty-four (24) months at Tenant’s expense, and in no event at a cost to Tenant in excess of Two Thousand Five Hundred Dollars ($2,500) per inspection, with such amount to escalate annually during the Term and any Extension by the same method and at the same rate of increase as the Base Rent as set forth in Section 2.1), cause an engineer designated by Landlord, in its sole discretion, to inspect any Facility and issue a report (a “Premises Condition Report”) with respect to such Facility’s condition. Tenant shall, at its own expense, make any and all repairs or replacements that are recommended by such Premises Condition Report that relate to life safety or are otherwise required to be performed by Tenant under Section 6.1 above.
6.3    Notice of Non-Responsibility. Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (a) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to any Facility or any part thereof; or (b) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in any Facility or any portion thereof. Landlord may post, at Tenant’s sole cost, such notices of non-responsibility upon, or of record against, any Facility to prevent the lien of any contractor, subcontractor, laborer, materialman or vendor providing work, services or supplies to Tenant from attaching against such Facility. Tenant agrees to promptly execute and record any such notice of non-responsibility at Tenant’s sole cost.
6.4    Permitted Alterations. Without Landlord’s prior written consent, which consent shall not be unreasonably withheld, Tenant shall not make any Capital Alterations or Material Alterations. Tenant may, without Landlord’s consent, make any other Alterations provided the same (a) do not decrease the value of the applicable Facility, (b) do not adversely affect the exterior appearance of such Facility and (c) are consistent in terms of style, quality and workmanship to the original Leased Improvements and Fixtures of such Facility, and provided further that the same are constructed and performed in accordance with the following:

6.4.1    Such construction shall not commence until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required therefor (as well as any permits or approvals required in connection with any Permitted Encumbrance of such Facility); provided, however, that any Plans and Specifications required to be filed in connection with any such permits or authorizations that require the approval of Landlord shall have been so approved by Landlord.
6.4.2    During and following completion of such construction, the parking that is located on the Land of such Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than what is required by any applicable Legal Requirements or was located on such Land prior to such construction.
6.4.3    All work done in connection with such construction shall be done promptly and in a good and workmanlike manner using materials of appropriate grade and quality consistent with the existing materials and in conformity with all Legal Requirements.
6.4.4    If, by reason of the construction of any Alteration, a new or revised certificate of occupancy for any component of such Facility is required, Tenant shall obtain such certificate in compliance with all applicable Legal Requirements and furnish a copy of the same to Landlord promptly upon receipt thereof.
6.4.5    Upon completion of any Alteration, Tenant shall promptly deliver to Landlord final lien waivers from each and every general contractor and, with respect to Alterations costing in excess of One Hundred Thousand Dollars ($100,000), each and every subcontractor that provided goods or services costing in excess of One Hundred Thousand Dollars ($100,000) in connection with such Alterations indicating that such contractor or subcontractor has been paid in full for such goods or services, together with such other evidence as Landlord may reasonably require to satisfy Landlord that no liens have been or may be created in connection with such Alteration.
6.5    Capital and Material Alterations. If Landlord consents to the making of any Capital Alterations or Material Alterations, Landlord may impose commercially reasonable conditions thereon in connection with its approval thereof. In addition to any such imposed conditions, all such Alterations shall be constructed and performed in accordance with Sections 6.4.1 through 6.4.5 above, together with the following:
6.5.1    Prior to commencing any such Alterations, Tenant shall have submitted to Landlord a written proposal describing in reasonable detail such proposed Alteration and shall provide to Landlord for approval such plans and specifications, permits, licenses, construction budgets and other information (collectively, the “Plans and Specifications”) as Landlord shall request, showing in reasonable detail the scope and nature of the proposed Alteration.
6.5.2    Such construction shall not, and prior to commencement of such construction Tenant’s licensed architect or engineer (to the extent the services of a licensed architect or engineer are required in connection with such Alterations) shall certify to Landlord that such construction shall not, impair the structural strength of such Facility or overburden or impair the operating efficiency of the electrical, water, plumbing, HVAC or other building systems of such Facility.
6.5.3    Prior to commencing any such Alterations, Tenant’s licensed architect or engineer (to the extent the services of a licensed architect or engineer are required in connection with such Alterations) shall certify to Landlord that the Plans and Specifications conform to and comply with all applicable Legal Requirements and Authorizations.
6.5.4    Promptly following the completion of the construction of any such Alterations, Tenant shall deliver to Landlord: (a) “as built” drawings of any such Alterations included therein, if applicable, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work; and (b) a certificate from Tenant’s licensed architect or engineer certifying to Landlord that such Alterations have been completed in compliance with the Plans and Specifications and all applicable Legal Requirements.

6.6    Maintenance and Repairs.
6.6.1    With respect to each Facility, and without limiting Tenant’s obligations to maintain the Premises under this Lease, within sixty (60) days following the end of each Lease Year, Tenant shall deliver to Landlord a report (a “Maintenance Expenditures Report”), certified as true, correct and complete by an officer of Tenant, summarizing and describing in reasonable detail all of the Maintenance Expenditures made by Tenant during the preceding Lease Year on each Facility, and such receipts and other information as Landlord may reasonably request relative to the Maintenance Expenditures made by Tenant during the applicable Lease Year, in form and content satisfactory to Landlord in the reasonable exercise of Landlord’s discretion, confirming that Tenant has in such Lease Year spent, with respect to the Premises, at least an aggregate amount of Four Hundred Dollars ($400.00) per operational unit (the “Minimum Aggregate Maintenance Amount”), minus the Overage Amount (as hereinafter defined), for repair and maintenance of the Facilities excluding normal janitorial and cleaning but including such expenditures to the Facilities and replacements to Landlord’s Personal Property at the Facilities as Tenant deems to be necessary in the exercise of its reasonable discretion. If Tenant fails in any Lease Year to expend the Minimum Aggregate Maintenance Amount minus the Overage Amount, and fails to either (i) cure such default within sixty (60) days after receipt of a written demand from Landlord, or (ii) obtain Landlord’s written approval, in its reasonable discretion, of a repair and maintenance program satisfactory to cure such deficiency, then the same shall be deemed an Event of Default hereunder. As used herein “Overage Amount” means the sum of amounts expended by Tenant pursuant to this Section 6.6.1 in the two (2) immediately preceding Lease Years in excess, if any, of the Minimum Aggregate Maintenance Amount for such prior Lease Years (excluding any such amounts that are financed by Tenant and secured by a lien on the personal property relating thereto).
6.6.2    Tenant’s obligation to deliver the Maintenance Expenditures Report applicable to the last Lease Year shall survive the expiration or termination of this Lease.
6.7    Additional Improvement Funds. In the event Tenant elects to make Capital Alterations at a Facility during a Lease Year in which Tenant has, for such Lease Year, made Maintenance Expenditures in excess of the applicable Minimum Aggregate Maintenance Amount minus the Overage Amount for such Facility, then Tenant may request, in writing, for Landlord to provide Tenant with funds (the “Improvement Funds”) for the cost to complete the Alterations to which said additional Capital Alterations apply. Landlord shall provide Tenant with such Improvement Funds subject to the following terms and conditions:
6.7.1    Notwithstanding anything herein to the contrary, Landlord shall have no obligation to disburse Improvement Funds with respect to a Facility to the extent that disbursement of any such Improvement Funds would result in Landlord having disbursed Improvement Funds during the Term and with respect to such Facility in an aggregate amount exceeding the Facility Improvement Fund Cap applicable to such Facility.
6.7.2    In connection with any Alterations for which Improvement Funds are or may be requested by Tenant, Tenant shall comply with the provisions of Section 6.4 and, to the extent any such Alterations would constitute Capital Alterations or Material Alterations, Tenant shall comply with the provisions of Section 6.5. Prior to commencing any capital repairs or improvements for which Tenant will request disbursement of Improvement Funds, Tenant shall provide Landlord with such written documentation as may be reasonably requested by Landlord with respect to such capital repairs or improvements, which may include, without limitation, plans and specifications, budgets, a work completion schedule, copies of all permits required in connection with such capital repairs or improvements and the names of all contractors to be engaged by Tenant in connection therewith, together with evidence of insurance for each (in form, substance and amount reasonably required by Landlord), and Landlord shall have a reasonable period of time to review and approve the same. Landlord shall not be obligated to disburse the Improvement Funds for any Alterations until Landlord has approved such Alterations in writing, which approval: (i) with respect to any Alterations that are not Material Alterations or Capital Alterations, may not be unreasonably withheld, conditioned or delayed, and (ii) with respect to any Alterations which are Capital Alterations or Material Alterations, may be granted, withheld or conditioned in Landlord’s sole and absolute discretion.
6.7.3    Tenant shall have the right to request disbursement of the Improvement Funds not more than once per calendar month, in increments of not less than Fifteen Thousand Dollars ($15,000) (unless the disbursement is the final one for a particular project, in which case the full amount of such disbursement may be requested). All such disbursement requests shall be in writing and in the form of the request for advance contained in Schedule 4 attached hereto (“Request for Advance”) and shall be accompanied with (i) the following supporting documentation: (A) an itemized account of expenditures to be paid or reimbursed from the requested disbursement, certified by Tenant to be true and correct expenditures which have already been paid or are due and owing and for which no previous disbursement was made hereunder, and (B) copies of invoices or purchase orders from each payee with an identifying reference to the applicable vendor or supplier, which invoices or purchase orders shall support the full amount of costs contained in the requested disbursement; and (ii) mechanic’s lien waivers (conditional and unconditional, as applicable), in form and substance reasonably satisfactory to Landlord, in connection with any repairs, renovations or improvements in excess of Five Thousand Dollars ($5,000) for which a mechanic’s lien may be filed. Landlord shall have the right to make payment directly to any or all applicable vendors or suppliers if so desired by Landlord. No failure by Landlord to insist on Tenant’s strict compliance with the provisions of this Section 6.7 with respect to any request for advance or disbursement of the Improvement Funds shall constitute a waiver or modification of such provisions with respect to any future or other request for advance or disbursement.
6.7.4    Landlord shall, within twenty (20) calendar days of Tenant’s delivery of a Request for Advance and compliance with the conditions for disbursement set forth in this Section 6.7, make disbursements of the requested Improvement Funds to pay or reimburse Tenant for the costs of the applicable capital repairs or improvements.
6.7.5    No Event of Default or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, including, without limitation, the recordation of any mechanic’s or other lien against the Premises (or any portion thereof) in connection with the capital repairs or improvements to be funded by the Improvement Funds, shall have occurred and be continuing at the time of any request for disbursement (or the date of disbursement) of the Improvement Funds.
6.7.6    All repairs or improvements funded with the Improvement Funds shall be completed in a good, workmanlike and lien-free manner pursuant to Plans and Specifications or other similar documents provided to and approved by Landlord as set forth above, subject to change orders made in the ordinary course of a project of the size and scope of the applicable capital repair or improvement and approved by Landlord (with respect to change orders in excess of $10,000). If any of such repairs or improvements is completed in a manner not in compliance with this Section 6.7 and the other applicable provisions of this Lease, Tenant shall, promptly after obtaining knowledge thereof or Landlord’s demand therefor, repair or remediate the applicable work to the extent necessary to attain such compliance at its sole cost and expense.
6.7.7    Each and every renovation or improvement funded by Landlord under this Section 6.7 shall immediately become a part of the Premises and shall belong to Landlord subject to the terms and conditions of this Lease.
6.7.8    No disbursement of the Improvement Funds shall be used to remedy any condition which constitutes a default by Tenant under the provisions of this Lease.
6.7.9    In connection with any request for Improvement Funds delivered to Landlord during the last five (5) years of the then Term, Landlord shall have no obligation to disburse any Improvement Funds with respect to any such request unless and until Tenant shall have delivered to Landlord an Extension Notice for the next applicable Extension Term, if any.
6.7.10    From and after the date of disbursement of any Improvement Funds by Landlord, the annual amount of Base Rent then payable under this Lease shall be increased by the product of: (i) the amount of the Improvement Funds disbursed by Landlord, and (ii) the then Improvement Fund Rate. Such increased Base Rent shall commence to be payable on the next Payment Date following disbursement of such Improvement Funds (together with any prorated portion of the Base Rent payable with respect to the month in which such Improvement Funds were advanced).
6.8    Encroachments. If any of the Leased Improvements of any Facility shall, at any time, encroach upon any property, street or right-of-way adjacent to such Facility, then, promptly upon the request of Landlord, Tenant shall, at its expense, subject to its right to contest the existence of any encroachment and, in such case, in the event of any adverse final determination, either (a) obtain valid waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, whether the same shall affect Landlord or Tenant, or (b) make such changes in such Leased Improvements, and take such other actions, as Tenant, in the good faith exercise of its judgment, deems reasonably practicable, to remove such encroachment, including, if necessary, the alteration of any of such Leased Improvements, and in any event take all such actions as may be necessary to be able to continue the operation of such Leased Improvements for the Primary Intended Use of such Facility substantially in the manner and to the extent such Leased Improvements were operated prior to the assertion of such encroachment. Any such alteration shall be made in conformity with the applicable requirements of Sections 6.4 and 6.5.
ARTICLE VII
PERMITTED CONTESTS
Tenant, upon prior written notice to Landlord and at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision, Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; provided, however, that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge, or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the applicable Facility, (b) neither the applicable Facility nor any Rent therefrom nor any part thereof or interest therein would be reasonably likely to be in danger of being sold, forfeited, attached or lost pending the outcome of such proceedings, (c) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (d) Tenant shall give such security as may be demanded by Landlord to insure ultimate payment of, or compliance with, the same and to prevent any sale or forfeiture (or risk thereof) of the applicable Facility or the Rent by reason of such non-payment or non-compliance; (e) in the case of the contest of an Insurance Requirement, the coverage required by Article VIII shall be maintained, and (f) if such contest is resolved against Landlord or Tenant, Tenant shall pay to the appropriate payee the amount required to be paid, together with all interest and penalties accrued thereon, and otherwise comply with the applicable Legal Requirement or Insurance Requirement. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, shall join as a party therein. The provisions of this Article VII shall not be construed to permit Tenant to contest the payment of Rent or any other amount payable by Tenant to Landlord hereunder. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any Losses of any kind that may be imposed upon Landlord in connection with any such contest and any Losses resulting therefrom and the provisions of this Article VII shall survive the termination or expiration of this Lease.
ARTICLE VIII
INSURANCE
8.1    Required Policies. During the Term, Tenant shall maintain the following insurance with respect to each Facility at its sole cost and expense:
8.1.1    Fire and Extended Coverage against loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “Special Risk,” and all physical loss perils normally included in such Special Risk insurance, including but not limited to sprinkler leakage, all with an aggregate loss limit per occurrence of not less than $250,000,000.00 and coverage for flood (only if such Facility is located in whole or in part within a designated 100-year flood plain area and such coverage is available at commercially reasonable premiums) with an aggregate loss limit per occurrence of not less than $10,000,000.00. A sublimit for windstorm coverage shall be allowed up to $100,000,000 per occurrence;
8.1.2    If such Facility contains steam boilers, pressure vessels or similar apparatus, insurance with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in such Facility, which policy shall insure against physical damage to and loss of occupancy and use of such Facility arising out of an accident, explosion, or breakdown covered thereunder all with an aggregate loss limit per occurrence of not less than $250,000,000.00;
8.1.3    [Reserved];
8.1.4    Business Interruption and Extra Expense Coverage for loss of business income on an actual loss sustained basis for no less than twelve (12) months, including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Tenant, Landlord and any other insured thereunder from being a co-insurer, and containing an extended period indemnity endorsement that provides that the continued loss of business income will be insured until such income returns to the same level it was prior to the loss or the expiration of not fewer than six (6) months after the date of the completed repairs all with an aggregate loss limit per occurrence of not less than $250,000,000.00;
8.1.5    Commercial General Liability Coverage (including products and completed operations liability and broad form coverage, broad form property damage, blanket contractual liability, independent contractors liability, personal injury and advertising injury coverage) against claims for bodily injury, death, property damage occurring on, in or about such Facility, affording the parties protection of not less than $1,000,000.00 per claim and $3,000,000.00 in the annual aggregate;
8.1.6    Professional Liability Coverage for damages for injury, death, loss of service or otherwise on account of professional services rendered or which should have been rendered, in a minimum amount of $1,000,000.00 per claim and $3,000,000.00 in the annual aggregate. The Professional Liability Coverage referenced in this section shall be included in, and combined with, Tenant’s Commercial General Liability Coverage, and the limits listed in this section are the combined limits for both coverages;
8.1.7    Worker’s Compensation Coverage for injuries sustained by Tenant’s employees in the course of their employment and otherwise consistent with all applicable Legal Requirements and employer’s liability coverage with limits of not less than $1,000,000.00 each accident, $1,000,000.00 bodily injury due to disease each employee and $1,000,000.00 policy limit; and
8.1.8    During such time as Tenant is constructing any improvements, Tenant, at its sole cost and expense, shall carry, or cause to be carried (a) a completed operations endorsement to the commercial general liability insurance policy referred to above, (b) builder’s risk insurance, completed value form, covering all physical loss, in an amount and subject to policy conditions satisfactory to Landlord, and (c) such other insurance, in such amounts, as Landlord deems necessary to protect Landlord’s interest in the Premises from any act or omission of Tenant’s contractors or subcontractors.
8.2    General Insurance Requirements.
8.2.1    All of the policies of insurance required to be maintained by Tenant under this Article VIII shall (a) be written in form satisfactory to Landlord and any Facility Mortgage and issued by insurance companies (i) with a policyholder and financial rating of not less than “A-”/“VII” in the most recent version of Best’s Key Rating Guide and (ii) authorized to do insurance business in the applicable Situs State; and (b) include a waiver of all rights of subrogation and recovery against Landlord.
8.2.2    All liability type policies (with the exception of Tenant’s workers’ compensation/employer’s liability insurance, property insurance, and professional liability insurance) must name Landlord as an “additional insured.” All property policies shall name Landlord as “loss payee.” All business interruption policies shall name Landlord as “loss payee” with respect to Rent only. Losses shall be payable to Landlord and/or Tenant as provided herein. In addition, the policies, as appropriate, shall name as an “additional insured” or “loss payee” any Facility Mortgagee by way of a standard form of mortgagee’s loss payable endorsement. Any loss adjustment shall require the written consent of Landlord, Tenant, and each Facility Mortgagee unless the amount of the loss is less than $100,000 in which event no consent shall be required.
8.2.3    Within ten (10) days of Landlord’s request, Tenant shall provide Landlord copies of the original policies or a satisfactory ACORD evidencing the existence of the insurance required by this Lease and showing the interest of Landlord (and any Facility Mortgagee(s)). If Landlord is provided with an ACORD certificate, it may demand that Tenant provide a complete copy of the related policy within ten (10) days of the later of Landlord’s written request or the date of the issuance of the policy.
8.2.4    Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called “blanket” policy or policies of insurance carried and maintained by Tenant; provided, however, that the coverage afforded Landlord will not be reduced or diminished or otherwise be materially different from that which would exist under a separate policy meeting all other requirements hereof by reason of the use of the blanket policy, and provided further that the requirements of this Article VIII (including satisfaction of the Facility Mortgagee’s requirements and the approval of the Facility Mortgagee) are otherwise satisfied, and provided further that Tenant maintains specific allocations acceptable to Landlord. The coverages listed in this Article VIII (e.g., 8.1.1, 8.1.2, 8.1.3 and 8.1.4) are not deemed to have separate limit requirements for each section or category of coverage, as the policy will not provide more than $250,000,000 per occurrence for all coverage areas combined as listed under clauses 8.1.1, 8.1.2, 8.1.3 and 8.1.4.
8.2.5    Each insurer under the insurance policies maintained by Tenant pursuant to this Article VIII shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ written notice before the policy or policies in question shall be altered or cancelled except in the event of nonpayment of premiums in which case each insurer shall provide ten (10) days’ written notice before the policy or policies in question shall be altered or cancelled.
8.3    Replacement Costs. The term “replacement cost” shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality with a sublimit equivalent to the lesser of $1,000,000 or 10% of the building’s replacement cost value for the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction. If Landlord believes that the replacement cost has increased at any time during the Term, it shall have the right to have such replacement cost redetermined by an impartial national insurance company reasonably acceptable to both parties (the “impartial appraiser”). The determination of the impartial appraiser shall be final and binding, and, as necessary, Tenant shall increase, but not decrease, the amount of the insurance carried pursuant to this Article VIII to the amount so determined by the impartial appraiser. Each party shall pay one-half (1/2) of the fee, if any, of the impartial appraiser. If Tenant has made Alterations, Landlord may at Tenant’s expense have the replacement cost redetermined at any time after such Alterations are made.
8.4    Claims-Made Policies. If Tenant obtains and maintains the commercial general liability coverage and/or professional liability coverage described in Sections 8.1.5 and 8.1.6 above on a “claims-made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term and providing for an extended reporting period reasonably acceptable to Landlord for a minimum of two (2) years after expiration of the Term. If such policy is canceled or not renewed for any reason whatsoever, Tenant must provide evidence of a replacement policy reflecting coverage with retroactive coverage back to the commencement date of the term and maintain such coverage for a period of at least two (2) years beyond the expiration of the Term or Tenant must obtain tail coverage for the length of the remaining term plus at least two (2) years beyond the expiration of the Term.
8.5    Non-Renewal. If Tenant fails to cause the insurance required under Article VIII to be issued in the names herein called for, fails to pay the premiums therefor or fails to deliver such policies or certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Agreed Rate, shall be repayable to Landlord upon demand therefor.

8.6    Deductibles. Deductibles/self-insured retentions for the insurance policies required under this Article VIII shall not be greater than$1,000,000.00 for liability coverages and $250,000.00 for property coverages.
8.7    Increase in Limits; Types of Coverages. If, from time to time after the Commencement Date, Landlord determines in the exercise of its commercially reasonable judgment that the limits of the insurance required to be maintained by Tenant hereunder are no longer commensurate to the limits being regularly required by institutional landlords of similar properties in the applicable Situs State or their institutional lenders or that a particular type of insurance coverage is being regularly required by institutional landlords of similar properties in the applicable Situs State or their institutional lenders and is not then required hereunder, Landlord may notify Tenant of the same, indicating the particular limit or type of coverage that Landlord has determined should be increased or carried by Tenant, as applicable. Unless Tenant, in the exercise of its commercially reasonable judgment, objects to Landlord’s determination, then within thirty (30) days after the receipt of such notice, Tenant shall thereafter increase the particular limit or obtain the particular coverage, as applicable, unless and until further modified pursuant to the provisions of this Section 8.7. Notwithstanding anything herein to the contrary, Landlord shall not request a modification of the insurance requirements of this Lease more frequently than once every three (3) years. If Tenant, in the exercise of its commercially reasonable judgment, objects to Landlord’s determination made under this Section 8.7 and Landlord and Tenant are unable to agree upon the matter within fifteen (15) days of Tenant’s receipt of the applicable notice from Landlord, such determination shall be made by a reputable insurance company, consultant or expert (an “Insurance Arbitrator”) with experience in the assisted living insurance industry as mutually identified by Landlord and Tenant in the exercise of their reasonable judgment. As a condition to a determination of commercial reasonableness with respect to any particular matter, the Insurance Arbitrator shall be capable of providing, procuring or identifying particular policies or coverages that would be available to Tenant and would satisfy the requirement in issue. The determinations made by any such experts shall be binding on Landlord and Tenant for purposes of this Section 8.7, and the costs, fees and expenses of the same shall be shared equally by Tenant and Landlord. If Tenant and Landlord are unable to mutually agree upon an Insurance Arbitrator, each party shall within ten (10) days after written demand by the other select one Insurance Arbitrator. Within ten (10) days of such selection, the Insurance Arbitrators so selected by the parties shall select a third (3rd) Insurance Arbitrator who shall be solely responsible for rendering a final determination with respect to the insurance requirement in issue. If either party fails to select an Insurance Arbitrator within the time period set forth above, the Insurance Arbitrator selected by the other party shall alone render the final determination with respect to the insurance requirement in issue in accordance with the foregoing provisions and such final determination shall be binding upon the parties. If the Insurance Arbitrators selected by the parties are unable to agree upon a third (3rd) Insurance Arbitrator within the time period set forth above, either party shall have the right to apply at Tenant’s and Landlord’s joint expense to the presiding judge of the court of original trial jurisdiction in the county in which any Facility is located to name the third (3rd) Insurance Arbitrator.
8.8    No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (a) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article VIII to be furnished by, or which may reasonably be required to be furnished by, Tenant or (b) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder except to the extent required to avoid a default under the Facility Mortgage.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES
9.1    General. Each party represents and warrants to the other that: (a) this Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (b) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the applicable Situs State; and (c) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.

9.2    Anti-Terrorism Representations.
9.2.1    Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (a) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (b) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (c) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Tenant hereby represents and warrants to Landlord that no funds tendered to Landlord by Tenant under the terms of this Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. If the foregoing representations are untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.
9.2.2    Tenant will not during the Term of this Lease engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises. A breach of the representations contained in this Section 9.2 by Tenant shall constitute a material breach of this Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.
9.3    Additional Representations and Warranties. To induce Landlord to execute this Lease and perform its obligations hereunder, Tenant hereby represents and warrants to Lender that the following are true and correct as of the Commencement Date:
9.3.1    No consent or approval of, or filing, registration or qualification with any Governmental Authority or any other Person is required to be obtained or completed by Tenant or any Affiliate in connection with the execution, delivery, or performance of this Lease that has not already been obtained or completed.
9.3.2    The identity of the holders of the partnership or membership interests or shares of stock, as applicable, in Tenant and their respective percentage of ownership as of the Commencement Date are set forth on Schedule 3. No partnership or limited liability company interests, or shares of stock, in Tenant, other than those described above, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Tenant of any partnership or limited liability company interest of or shares of stock in Tenant except as may be set forth in Tenant’s organizational and formation documents, complete, true and accurate copies of which have been provided to Landlord.
9.3.3    Neither Tenant nor Guarantor is insolvent and there has been no Bankruptcy Action by or against any of them. Tenant’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.
9.3.4    All financial statements and other documents and information previously furnished by or on behalf of any Tenant or Guarantor to Landlord in connection with the Facilities and this Lease are true, complete and correct in all material respects and fairly present on a consistent basis with the financial conditions of the subjects thereof for the immediately prior periods as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no material adverse change with respect to any Facility, Tenant or Guarantor has occurred since the respective dates of such statements and information. Neither Tenant nor any Guarantor has any material liability, contingent or otherwise, not disclosed in such financial statements and which is required to be disclosed in such financial statements in accordance with GAAP.
9.3.5    Tenant has each Authorization and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the management and operation of the Facilities for the Primary Intended Use. No Governmental Authority is, to Tenant’s knowledge, considering limiting, suspending or revoking any such Authorization. All such

Authorizations are valid and in full force and effect and Tenant is in material compliance with the terms and conditions of all such Authorizations.
ARTICLE X
DAMAGE AND DESTRUCTION
10.1    Notice of Damage or Destruction. Tenant shall promptly notify Landlord of any damage or destruction of any Facility in excess of $250,000. Said notification shall include: (a) the date of the damage or destruction and the Facility or Facilities damaged, (b) the nature of the damage or destruction together with a description of the extent of such damage or destruction, (c) a preliminary estimate of the cost to repair, rebuild, restore or replace the Facility, and (d) a preliminary estimate of the schedule to complete the repair, rebuilding, restoration or replacement of the Facility. Damage or destruction shall not terminate this Lease.
10.2    Restoration. Tenant shall diligently repair or reconstruct any Facility that has been damaged or destroyed to a like or better condition than existed prior to such damage or destruction in accordance with Section 6.5; provided however, that in the event any Capital Alterations made and funded solely by Tenant are damaged or destroyed, Tenant shall have the option to either repair or replace such Capital Alterations or to remove the same and restore the Facility to substantially the same condition as existed prior to the making of such Capital Alterations. Any net insurance proceeds payable with respect to such damage or destruction shall be paid directly to Landlord and; provided Tenant is diligently performing the restoration and repair work with respect to such Facility and no Event of Default has occurred hereunder, shall be used for the repair or reconstruction of such Facility. Landlord shall disburse any such net insurance proceeds as and when required by Tenant in accordance with normal and customary practice for the payment of a general contractor in connection with construction projects similar in scope and nature to the work being performed by or on behalf of Tenant, including, without limitation, the withholding of ten percent (10%) of each disbursement until the required work is completed as evidenced by a certificate of occupancy or similar evidence issued upon an inspection by the applicable Governmental Authority and proof has been furnished to Landlord that no lien has attached or will attach to the applicable Facility in connection with the restoration and repair work.
10.3    Insufficient Proceeds. If the net insurance proceeds paid to Landlord in connection with any such damage or destruction are insufficient to restore the affected Facilit(ies), Tenant shall nevertheless remain responsible, at its sole cost and expense, to repair and reconstruct the applicable Facilit(ies) as required in this Article X and Tenant shall provide the required additional funds. Tenant expressly assumes all risk of loss in connection with any damage or destruction to a Facility, whether or not such damage or destruction is insurable or insured against. Tenant shall pay any insurance deductible and any other uninsured Losses. Proceeds of business interruption or similar insurance, if any, shall belong to Tenant, provided that such proceeds shall be used in the first instance to timely pay Base Rent and otherwise satisfy Tenant’s obligations under this Lease, and notwithstanding anything in this Lease to the contrary, Tenant shall not have any right under this Lease, and hereby waives all rights under applicable law, to abate, reduce, or offset rent by reason of any damage or destruction of any Facility by reason of an insured or uninsured casualty.
10.4    Facility Mortgagee. Notwithstanding anything in this Lease to the contrary, Tenant hereby acknowledges and agrees that any Facility Mortgagee may retain and disburse any net insurance proceeds payable in connection with any damage or destruction to a Facility. In such event, Tenant shall comply with the requests and requirements of such Facility Mortgagee in connection with the performance of the repair and restoration work and the disbursement of the net insurance proceeds in connection therewith. If, in connection with any damage or destruction to a Facility that results in the loss of fifty percent (50%) or more of the units at the affected Facility or that would cost more than fifty percent (50%) of the value of such Facility to restore, any Facility Mortgagee elects to require that any net insurance proceeds payable in connection with such damage or destruction to a Facility be applied by Landlord to reduce the outstanding principal balance of any Facility Mortgage, Landlord may elect, in its sole discretion and by notice to Tenant delivered promptly after the receipt by Landlord of notice of such election from Facility Mortgagee, to terminate this Lease as to the affected Facility, in which event the current Rent shall be equitably abated as of the effective date of such termination based on the allocable share of Landlord’s initial investment in the Premises to the affected Facility. Notwithstanding anything in this Lease to the contrary, Tenant shall remain liable for any uninsured portion of any damage or destruction if this Lease is so terminated as to the applicable Facility. If Landlord elects not to terminate this Lease as to the affected Facility (despite the applicable Facility Mortgagee having made the election to require that any net insurance proceeds payable in connection with such damage or destruction to a Facility be applied by Landlord to reduce the outstanding principal balance of such Facility Mortgage), Landlord’s own funds shall be disbursed to Tenant from time to time as, when, and subject to the satisfaction of the same terms, conditions and requirements as would have governed the disbursement of net insurance proceeds that Landlord’s funds replace.
10.5    Impossibility; Tenant’s Obligations Following Casualty. Following a casualty loss, if Tenant cannot within a reasonable time after diligent efforts obtain the necessary government approvals needed to restore such Facility to substantially the same condition which existed prior to such damage (the “Required Reconstruction Approvals”), then Tenant shall pay to Landlord an amount (the “Compensatory Payment”) equal to the greater of (a) the sum of: (i) the Fair Market Value of the affected Facility immediately before such damage or destruction less (ii) the Fair Market Value of the affected Facility immediately after such damage or destruction (the “Post-Casualty Facility”) less (iii) any insurance proceeds received by Landlord, or (b) (i) 89.95% of the Fair Market Value of the Premises as of the Commencement Date less (B) the sum of the present value of (1) the Base Rent and (2) Additional Rent paid to Landlord and not passed through to a third party, received by Landlord as of the Occurrence Date (determined using a discount rate of six percent (6%) per annum) less (iii) any insurance proceeds received by Landlord. Unless, within nine (9) months following the date of any applicable casualty, Tenant has provided Landlord with satisfactory evidence that it has obtained, or is in the process of and continuing to diligently obtain, the Required Reconstruction Approvals, Tenant shall be deemed to be unable to secure the Required Reconstruction Approvals and to be obligated to make the Compensatory Payment to Landlord (the “Compensatory Payment Date”). Landlord shall have a period of three (3) months after the Compensatory Payment Date to attempt to sell the affected Facility to an independent third party in an arms-length transaction and the gross purchase price payable to Landlord in connection with such transaction shall be deemed to be the Fair Market Value of the Post-Casualty Facility (a “Casualty Sale”). In the event a Casualty Sale occurs within such three (3) month period, Landlord shall provide Tenant with notice of the closing thereof and a written demand for the Compensatory Payment setting forth in reasonable detail the calculation thereof (the “Compensatory Payment Statement”). In the event a Casualty Sale does not occur within such three (3) month period, then the Fair Market Value of the Post-Casualty Facility shall be determined in the manner otherwise set forth in this Lease. The Compensatory Payment shall be due and payable thirty (30) days after the later of (i) Tenant’s receipt of the Compensatory Payment Statement or (ii) the date of determination of the Fair Market Value of the Post-Casualty Facility. Upon Landlord’s receipt of the Compensatory Payment (or upon the occurrence of a Casualty Sale, if earlier), this Lease shall terminate as to the affected Facility and Tenant shall have no further rights or obligations with respect thereto.
ARTICLE XI
CONDEMNATION
Except as provided to the contrary in this Article XI, a Condemnation of any Facility or any portion thereof shall not terminate this Lease, which shall remain in full force and effect, and Tenant hereby waives all rights under applicable law to abate, reduce or offset Rent by reason of any such Condemnation. Following a Complete Taking of any Facility, Tenant may at its election, made within thirty (30) days of the effective date of such Complete Taking, terminate this Lease with respect to such Facility and the current Rent shall be equitably abated as of the effective date of such termination based on the allocable share of Landlord’s initial investment in the Premises to the Facility subject to the Complete Taking. Following a Partial Taking of any Facility, the Rent shall be abated to the same extent as the resulting diminution in the Fair Market Value of such Facility and, as necessary (as reasonably determined by Landlord), Tenant at its sole cost shall restore such Facility in accordance with Section 6.5. Landlord alone shall be entitled to receive and retain any award for a Condemnation other than a Temporary Taking; provided, however, Tenant shall be entitled to submit its own claim in the event of any such Condemnation with respect to the relocation costs incurred by Tenant as a result thereof. In the event of a Temporary Taking of any Facility, Tenant shall be entitled to receive and retain any and all awards for the Temporary Taking; provided, however, that Base Rent shall not be abated during the period of such Temporary Taking.

ARTICLE XII
DEFAULT
12.1    Events of Default. The occurrence of any of the following shall constitute an “Event of Default” and there shall be no cure period therefor except as otherwise expressly provided in this Section 12.1:
12.1.1    Tenant shall fail to pay any installment of Rent within five (5) calendar days of its Payment Date;
12.1.2    (a) The revocation or termination of any Authorization that would have a material adverse effect on the operation of any Facility for its Primary Intended Use; (b) except as permitted pursuant to the terms of Article X or Article XI in connection with a casualty or Condemnation, the voluntarily cessation of operations at any Facility for a period in excess of 30 days; (c) the sale or transfer of all or any portion of any Authorization; or (d) the use of any Facility other than for its Primary Intended Use;
12.1.3    Any material suspension, limitation or restriction placed upon Tenant, any Authorization, any Facility, the operations at any Facility or Tenant’s ability to admit residents at the Premises (e.g., an admissions ban or non-payment for new admissions by any Thirty Party Payor Program resulting from an inspection survey); provided, however, if any such material suspension, limitation or restriction is curable by Tenant under the applicable Authorization or Legal Requirement, it shall not constitute an Event of Default if Tenant promptly commences to cure such breach and thereafter diligently pursues such cure to the completion thereof within the greater of: (a) the time period in which the applicable governmental agency has given Tenant to undertake corrective action, including the additional time allotted under any appeal right so long as (i) Tenant has duly and timely filed an appeal and preserved such appeal right, and (ii) any adverse governmental action is stayed pending appeal, up to the moment such appeal is granted, withdrawn or denied, or (b) thirty (30) days after the occurrence of any such material suspension, limitation or restriction;
12.1.4    an “Event of Default” (as defined in the applicable agreement) shall occur and is continuing under any other lease or agreement between Landlord or an Affiliate of Landlord and Tenant (or Guarantor) or an Affiliate of Tenant (or Guarantor) where the default is not cured within any applicable grace period set forth therein;
12.1.5    an “Event of Default” (as defined in the applicable agreement) shall occur and is continuing under any letter of credit, guaranty, mortgage, deed of trust, or other instrument executed by Tenant (or Guarantor) or an Affiliate of Tenant (or Guarantor) in favor of Landlord or an Affiliate of Landlord, in every case, whether now or hereafter existing, where the default is not cured within any applicable grace period set forth therein;
12.1.6    an “Event of Default” (as defined in the applicable agreement) by Tenant, any Guarantor or any Affiliate of Tenant or any Guarantor shall occur and is continuing under any material lease, guaranty, loan or financing agreement with any other party that is not cured within any applicable cure period provided for therein;
12.1.7    Tenant, any Guarantor, or any Affiliate of Tenant or any Guarantor shall (a) admit in writing its inability to pay its debts generally as they become due; (b) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (c) make an assignment for the benefit of its creditors; (d) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or (e) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;
12.1.8    Any petition is filed by or against any Tenant, any Guarantor, or any Affiliate of any Tenant or any Guarantor under federal bankruptcy laws, or any other proceeding is instituted by or against any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor, or for any substantial part of the property of any Tenant, any Guarantor or any Affiliate of any Tenant

or any Guarantor, and Tenants fails to notify Landlord of such proceeding within three (3) Business Days of the institution thereof and such proceeding is not dismissed within sixty (60) days after institution thereof;
12.1.9    Any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor shall take any action to authorize or effect any of the actions set forth above in the preceding Section 12.1.8, or fails thereafter to vigorously oppose such actions;
12.1.10    The estate or interest of Tenant in the Premises or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord (unless, in either case, Tenant is in the process of contesting such lien in a good faith manner in accordance to Article VII); provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;
12.1.11    Tenant, any Guarantor or any Affiliate of Tenant or any Guarantor shall be liquidated or dissolved, or begins proceedings towards liquidation or dissolution, or has filed against it a petition or other proceeding to cause it to be liquidated or dissolved and the proceeding is not dismissed within thirty (30) days thereafter, or, in any manner, permits the sale or divestiture of substantially all of its assets except in connection with a dissolution or liquidation following or related to a merger or transfer of substantially all of the assets and liabilities of Tenant with or to its parent corporation or with or to another direct or indirect wholly owned subsidiary of its parent corporation;
12.1.12    Tenant fails to (a) maintain or protect the Premises and Landlord’s interest therein as required under this Lease, including without limitation the obligations to maintain, repair and restore the Premises under this Lease, and any such failure in this clause (a) is not cured by Tenant within thirty (30) days after notice thereof from Landlord, (b) maintain in force at any time during the Term or any extensions thereof the insurance coverages required under Article VIII and any such failure in this clause (b) is not cured by Tenant within five (5) Business Days after notice thereof from Landlord, or (c) fails to return the Premises to Landlord or its designee at the expiration or earlier termination of the Lease, as required by Article XIII, whether or not such failure is due to a casualty and any such failure in this clause (c) is not cured by Tenant within thirty (30) days after notice thereof from Landlord;
12.1.13    Any of the representations or warranties made by Tenant in this Lease or by Guarantor in the Guaranty proves to be untrue when made that would result in a material adverse effect of Tenant’s ability to perform its obligations under this Lease;
12.1.14    Tenant fails to observe or perform any term, covenant or other obligation of Tenant set forth in Section 5.7 and such failure is not cured within ten (10) days after receipt of notice of such failure from Landlord;
12.1.15     Any local, state or federal agency having jurisdiction over the operation of any Facility removes ten percent (10%) or more of the residents or licensed beds located in such Facility other than during any period of repair or restoration following damage, destruction or a Partial Taking;
12.1.16    Tenant fails to perform or comply with the provisions of Section 5.4.3, Section 5.5, Section 5.11, Section 5.12 or Article XVI, and any such failure is not cured by Tenant within thirty (30) days after notice thereof from Landlord;
12.1.17    Tenant fails to observe or perform Tenant’s obligations under Article XV where the default is not cured within the shorter of (i) thirty (30) days after notice thereof from Landlord or the Facility Mortgagee and (ii) the any applicable grace period set forth in the Facility Mortgage Documents;
12.1.18    Tenant fails to observe or perform any other term, covenant or condition of this Lease not previously enumerated in this Section 12.1 and such failure is not cured by Tenant within thirty (30) days after notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days or failure to cure after such thirty (30) day period will not have a material adverse effect upon the Facility, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law.
12.2    Remedies. Upon the occurrence of an Event of Default, Landlord may exercise all rights and remedies under this Lease and the laws of the applicable Situs State that are available to a lessor of real and personal property in the event of a default by its lessee, and as to the Lease Collateral, all remedies granted under the laws of the applicable Situs State to a secured party under its Uniform Commercial Code. Landlord shall have no duty to mitigate damages unless required by applicable law and shall not be responsible or liable for any failure to relet any Facility or to collect any rent due upon any such reletting. Tenant shall pay Landlord, immediately upon demand, all expenses incurred by it in obtaining possession and reletting any Facility, including fees, commissions and costs of attorneys, architects, agents and brokers.
12.2.1    Without limiting the foregoing, Landlord shall have the right (but not the obligation) to do any of the following upon an Event of Default: (a) sue for the specific performance of any covenant of Tenant as to which it is in breach, including without limitation a Limited Remedy Event of Default (as defined below); (b) enter upon any Facility, terminate this Lease, dispossess Tenant from any Facility and/or collect money damages by reason of Tenant’s breach, including the acceleration of all Rent which would have accrued after such termination and all obligations and liabilities of Tenant under this Lease which survive the termination of the Term; (c) elect to leave this Lease in place and sue for Rent and other money damages as the same come due; (d) (before or after repossession of a Facility pursuant to clause (b) above and whether or not this Lease has been terminated) relet such Facility to such tenant, for such term (which may be greater or less than the remaining balance of the Term), rent, conditions (which may include concessions or free rent) and uses as it may determine in its sole discretion and collect and receive any rents payable by reason of such reletting; and (e) sell any Lease Collateral in a non-judicial foreclosure sale.
12.2.2    Upon the occurrence of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, Landlord shall be entitled, as a matter of right, to appoint a receiver to take possession of the Premises, pending the outcome of such proceedings, to manage the operation of the Premises, to collect and disburse all rents, issues, profits and income generated thereby and to the extent applicable and possible, to preserve or replace any Authorization or to otherwise substitute the licensee or provider thereof. If a receiver is appointed pursuant hereto, the receiver shall be paid a reasonable fee for its services and all such fees and other expenses incurred by Landlord in connection with the appointment of the receiver shall be paid in addition to, and not in limitation of, the Rent otherwise due to Landlord hereunder. Tenant irrevocably consents to the appointment of a receiver following an Event of Default and thus stipulates to and agrees not to contest the appointment of a receiver under such circumstances and for such purposes.
12.2.3    If Tenant at any time shall fail to make any payment or perform any act on its part required to be made or performed under this Lease, then Landlord may, without waiving or releasing Tenant from any obligations or default hereunder, make such payment or perform such act for the account and at the expense of Tenant, and enter upon the applicable Facility for the purpose of taking all such action as may be reasonably necessary. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all necessary and incidental costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the performance of any such act by it, together with interest at the Agreed Rate from the date of the making of such payment or the incurring of such costs and expenses, shall be payable by Tenant to Landlord upon Landlord’s written demand therefor.
12.2.4    No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Any notice or cure period provided herein shall run concurrently with any provided by applicable law.
12.2.5    If Landlord initiates judicial proceedings or if this Lease is terminated by Landlord pursuant to this Article XII, Tenant waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry, or repossession; and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

12.2.6    Notwithstanding anything in this Lease to the contrary, and without limiting any of the other rights or remedies conferred upon Landlord under this Lease or at law or in equity, upon the occurrence of a Facility Default, Landlord may, at its option and by notice to Tenant, terminate this Lease immediately as to any one or more of the Facilities (selected in Landlord’s discretion and by notice to Tenant) to which such Facility Default relates (a termination of this Lease as to less than all of the Facilities as provided in this Section 12.2.6 is herein referred to as a “Limited Termination Election”) (the Facility or Facilities as to which Landlord elects to terminate this Lease as provided in this Section 12.2.6 are herein referred to as “Terminated Facilities”). Upon delivery of a termination notice as provided in this 12.2.6, Tenant shall have no right to cure the Facility Default in question, all rights of Tenant under this Lease shall cease as to the Terminated Facilities so specified and the provisions of this Section 12.2.6 shall apply. Without limitation of the foregoing, if Landlord makes a Limited Termination Election, the deletion of the applicable Terminated Facilities from this Lease shall be absolutely without limitation of each Tenant’s continuing obligation (on a joint and several basis) for the damages and other amounts owing on account of the Event of Default giving rise to the deletion from this Lease of such Terminated Facilities or the termination of this Lease as to such Terminated Facilities.
(a)    If this Lease is terminated as to one or more Terminated Facilities pursuant to this Section 12.2.6, then without necessity of any further action of the parties, this Lease shall terminate as to the Terminated Facility or Terminated Facilities, and the Terminated Facility or Terminated Facilities shall be separated and removed herefrom, at such time (such date, the “Facility Removal Date”) as Landlord delivers notice to Tenant exercising its termination rights pursuant to this Section 12.2.6 (such notice, a “Termination Notice”). As of the applicable Facility Removal Date, this Lease shall be automatically and ipso facto amended to:

(i)	Delete and eliminate the Terminated Facility or Terminated Facilities herefrom;

(ii)	Exclude the applicable Terminated Facility or Terminated Facilities from the definition of “Premises”; and

(iii)
The current Rent shall be equitably reduced as of the Facility Removal Date based on the allocable share of Landlord’s initial investment in the Premises to the Terminated Facility or Terminated Facilities.

(b)    Promptly (and in any event within ten (10) days after delivery of Landlord’s request therefor, Tenant shall execute and deliver to Landlord such instrument(s) as Landlord may from time to time request reflecting the elimination of any Terminated Facility or Terminated Facilities herefrom on the terms described above.
(c)    Notwithstanding the foregoing, if Landlord elects to make a Limited Termination Election, Tenant and Landlord hereby agree that the Base Rent shall be reduced in accordance with the following: (i) if Landlord re-leases the Terminated Facilities at a rent amount that is equal to or greater than the pro rata share of the Base Rent for such Terminated Facilities, net of all of Landlord expenses incurred (the “Net Replacement Rent Amount”), then the Base Rent shall be reduced by the difference between the Base Rent allocable to such Terminated Facilities and the Net Replacement Rent Amount for such Terminated Facilities, or (ii) if Landlord sells such Terminated Facilities, then the Base Rent shall be reduced by the Rent Offset.

12.3    ASC 840 Savings Clause; Limited Remedy Events of Default.
Subject to Section 12.2.1(a), notwithstanding anything to the contrary herein contained or in any other transaction document executed concurrently herewith, or any other provision of this Lease or any other concurrent transaction document, and pursuant to the Financial Accounting Standard Board’s Accounting Standards Codification Section 840 governing the accounting classification of operating leases, as amended or replaced from time to time (collectively the "Operating Lease Accounting Rules”), if Landlord is exercising remedies due solely to the Events of Default described in Sections 12.1.2(a), 12.1.3, 12.1.4, 12.1.5, 12.1.6, 12.1.8, 12.1.10, 12.1.13, 12.1.15, 12.1.17 or

12.1.18, or upon the occurrence, for reasons other than the acts or omissions of Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor, of an Event of Default under Section 12.1.11 (each a “Limited Remedy Event of Default”), the aggregate amount Tenant shall be required to pay to Landlord from and after the date of the occurrence of such Limited Remedy Event of Default (the “Occurrence Date”) shall be limited to the sum of (i) (A) 89.95% of the Fair Market Value of the Premises as of the Commencement Date less (B) the sum of the present value of (1) the Base Rent and (2) Additional Rent paid to Landlord and not passed through to a third party, received by Landlord as of the Occurrence Date (determined using a discount rate of six percent (6%) per annum), (ii) any Impositions, Other Charges and other sums which are due and payable or have accrued under this Lease through the Occurrence Date after any Limited Remedy Event of Default that relates to insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other customary costs and expenses of operating and maintaining the Premises in substantial compliance with the terms of this Lease, and (iii) any amounts of Impositions, Other Charges and other sums due to third parties which are due and payable or have accrued under this Lease after the Occurrence Date while the Tenant remains in possession of the Premises after any Limited Remedy Event of Default that relates to insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other customary costs and expenses of operating and maintaining the Premises in substantial compliance with the terms of this Lease (collectively, the “LRED Damages”). Landlord and Tenant hereby agree that the damages available to Landlord as a result of a Limited Remedy Event of Default shall be strictly limited to the LRED Damages and that nothing contained herein or in any other transaction document executed concurrently herewith shall entitle Landlord to additional reimbursement or monetary damages with respect to any such Limited Remedy Event of Default.
ARTICLE XIII
OBLIGATIONS OF TENANT ON EXPIRATION OR TERMINATION OF LEASE
13.1    Surrender. On the Expiration Date or earlier termination or cancellation of this Lease (or the earlier dispossession of Tenant from any Facility), Tenant shall deliver to Landlord or Landlord’s designee (a) possession of each Facility in a neat and clean condition, with each Facility being fully operational as of such date and in compliance with all Authorizations, and (b) all business records (other than corporate financial records or proprietary materials), data, resident records and resident trust accounts, which may be necessary, desirable or advisable for the operation of each Facility for its Primary Intended Use. Tenant shall have no obligation to perform any Alterations necessitated by, or imposed in connection with, a change of ownership inspection survey for the transfer of operation of such Facility to Landlord or Landlord’s designee unless such Alterations were previously required hereunder or by the applicable licensing authorities to be undertaken by Tenant prior to the Expiration Date (or earlier termination date or cancellation of this Lease or earlier dispossession of Tenant from any Facility) and Tenant failed to do so.
13.2    Transition.
13.2.1    In connection with the expiration or earlier termination of this Lease with respect to any Facility, or the earlier dispossession of Tenant from any Facility, Landlord shall have the right to require an Operational Transfer with respect to such Facility by delivery to Tenant of a Transition Notice (as defined below). As used in this Lease, “Operational Transfer” shall mean the transfer and transition, practically and legally, of the day-to-day operations of a Facility for the Primary Intended Use of such Facility to Landlord and/or Landlord’s designee without interruption of the business activities therein, regulatory or otherwise. Landlord may exercise its right to require an Operational Transfer by delivering written notice to Tenant of Landlord’s election to require an Operational Transfer (a “Transition Notice”) at any time.
13.2.2    In connection with an Operational Transfer, or at the time of Tenant’s surrender of a Facility to Landlord or its designee, Tenant shall cooperate fully with Landlord or its designee in transferring (or obtaining) all Authorizations and Governmental Payors’ certifications and shall take all necessary actions, including, without limitation, filing such applications, petitions and transfer notices and making such assignments, conveyances and transfers as are necessary, desirable or advisable to accomplish an Operational Transfer. In connection therewith, Tenant shall transfer, to the extent permitted by applicable law, to Landlord or Landlord’s designee all contracts, including contracts with Governmental Authorities, which may be necessary, desirable or advisable for the operation of each Facility for its Primary Intended Use. Subject to all applicable Legal Requirements, Tenant hereby assigns, effective upon the Expiration Date or earlier termination or cancellation of this Lease (or the earlier dispossession of Tenant from any Facility), all rights to operate the Facility to Landlord or its designee, including all required Authorizations and all rights to apply for or otherwise obtain them. In furtherance of the foregoing, Tenant agrees to enter into a commercially reasonable operations transfer agreement with Landlord or Landlord’s designee, which agreement shall provide, inter alia, for the proration of operational revenues and liabilities based on when Landlord or its designee actually takes possession of the applicable Facility or Facilities.
13.2.3    Tenant agrees to enter into interim sublease agreements or management agreements as may be necessary to effect a transfer of the operations of the Facility or Facilities for their Primary Intended Use prior to the time that Landlord or its designee, as applicable, holds all Authorizations from all applicable Governmental Authorities necessary to so operate such Facility or Facilities. Tenant shall remain as licensee and participating provider in any payment programs with Governmental Payors or third party payors in which a Facility participates until such time as Landlord or its designee has received all Authorizations necessary to operate any Facility. Notwithstanding the foregoing, as a condition to Tenant remaining as licensee and participating provider as set forth above, Landlord or its designee shall, except in connection with a termination of this Lease resulting from an Event of Default (or the earlier dispossession of Tenant from any Facility as a result of an Event of Default), indemnify, defend, protect and hold harmless Tenant from and against any loss, damage, cost or expense incurred by Tenant on account of any third party claim to the extent directly caused by the acts or omissions of Landlord or its designee and during the period while relying on Tenant’s status as licensee or participating provider in any payment programs with Governmental Payors or third party payment programs in which a Facility participates.
13.2.4    Notwithstanding anything in this Lease which may be construed to the contrary, if (i) Landlord delivers a Transition Notice as to a particular Facility or Facilities, (ii) the Term expires prior to the delivery of a Transition Notice but Landlord has not delivered a Closure Notice, or (iii) this Lease is terminated as a result of an Event of Default and Landlord has not delivered a Closure Notice, then in all such cases Tenant shall thereafter continue to operate the Facility or Facilities in accordance with all of the requirements of this Lease until the earliest to occur of the following: (a) the date on which a successor operator assumes operation of such Facility, (b) the date that is one hundred eighty (180) days after the Expiration Date, or (c) the date on which such Facility is closed by Tenant in accordance with and pursuant to the requirements of this Lease and in connection with a Closure Notice delivered by Landlord.
13.2.5    If Tenant operates one or more Facilities after the Expiration Date or earlier termination of this Lease (either pursuant to Landlord’s request or pursuant to Section 13.2.4, then, from and after the expiration of this Lease and until the earliest to occur of the dates described in Section 13.2.4 (the “Reimbursement Period”), (a) Landlord shall provide Tenant with an operating budget, (b) Landlord shall include in the aforesaid operating budget, and Tenant shall continue to pay during the Reimbursement Period, all Rent that would have been owing under this Lease if this Lease had not expired (equitably prorated if Tenant operates less than all of the Facilities), and (c) Landlord shall reimburse Tenant for any operating deficits that Tenant may be required to fund out-of-pocket on account of operating losses and expenses incurred by Tenant by reason of, or arising out of compliance with, such budget with respect to the Reimbursement Period. Any such reimbursement shall be due from Landlord to Tenant within thirty (30) days after request by Tenant, provided that Tenant shall furnish such documentation of any operating deficits, losses and expenses as Landlord may reasonably request.
13.2.6    Notwithstanding anything to the contrary contained in this Lease, Tenant shall not, prior to delivery of a Closure Notice by Landlord to Tenant, commence to wind up and terminate the operations of any Facility or relocate the residents or occupants of any Facility to any other healthcare or senior living facility (a “Facility Termination”). Notwithstanding the foregoing, if Landlord has not delivered a Closure Notice or a Transition Notice to Tenant prior to the day that is one hundred twenty (120) days following the Expiration Date, then Tenant may commence the Facility Termination as to such Facility or Facilities and, upon the closure of such Facility or Facilities in accordance with this Lease and all applicable Legal Requirements, Tenant shall vacate such Facility or Facilities and surrender possession thereof to Landlord in accordance with all applicable requirements of this Lease. If, prior to the day that is one hundred twenty (120) days following the Expiration Date, Landlord delivers a Transition Notice to Tenant; Tenant shall not commence or otherwise engage in a Facility Termination with respect to the applicable Facility or Facilities. If Landlord delivers a Closure Notice and elects to institute a Facility Termination, Tenant shall, upon the prior written approval of Landlord, take all commercially reasonable steps necessary, in compliance with all Legal Requirements and Authorizations, to timely effectuate the same, all at Tenant’s sole cost and expense.
13.2.7    The terms of this Section 13.2 shall survive the expiration or sooner termination of this Lease.
13.3    Tenant Personal Property. Provided that no Event of Default then exists, in connection with the surrender of the Premises, Tenant may upon at least five (5) Business Days prior notice to Landlord remove from the Premises in a workmanlike manner all Tenant Personal Property, leaving the Premises in good and presentable condition and appearance, including repairing any damage caused by such removal; provided that Landlord shall have the right and option to purchase for itself or its designee the Tenant Personal Property for its then fair market value during such five (5) Business Day notice period, in which case Tenant shall so convey the Tenant Personal Property to Landlord or its designee by executing a bill of sale in a form reasonably required by Landlord. If there is any Event of Default then existing, Tenant will not remove any Tenant Personal Property from the Premises and instead will, on demand from Landlord, convey it to Landlord or its designee for no additional consideration by executing a bill of sale in a form reasonably required by Landlord. Title to any Tenant Personal Property which is not removed by Tenant as permitted above upon the expiration of the Term shall, at Landlord’s election, vest in Landlord or its designee; provided, however, that Landlord may remove and store or dispose at Tenant’s expense any or all of such Tenant Personal Property which is not so removed by Tenant without obligation or accounting to Tenant.
13.4    Facility Trade Name. If this Lease is terminated by reason of an Event of Default or Landlord exercises its option to purchase or is otherwise entitled to retain the Tenant Personal Property pursuant to Section 13.3 above, Landlord or its designee shall be permitted to use the name under which each Facility has done business during the Term in connection with the continued operation of such Facility for its Primary Intended Use, but for no other use and not in connection with any other property or facility.
13.5    Holding Over. If Tenant shall for any reason remain in possession of any Facility after the Expiration Date, such possession shall be a month-to-month tenancy during which time Tenant shall pay as rental on the first (1st) Business Day of each month one and one-half (1½) times the total of the monthly Base Rent payable with respect to the last Lease Year, plus all Additional Rent accruing during the month and all other sums, if any, payable by Tenant pursuant to this Lease. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the Expiration Date, nor shall anything contained herein be deemed to limit Landlord’s remedies.
ARTICLE XIV
INDEMNIFICATION
In addition to the other indemnities contained in this Lease, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and the Landlord Indemnified Parties from and against all Losses imposed upon or incurred by or asserted against Landlord or any Landlord Indemnified Parties by reason of: (a) any accident, injury to or death of Persons or loss of or damage to property occurring on or about any Facility; (b) any use, misuse, non-use, condition, maintenance or repair of any Facility by Tenant; (c) any failure on the part of Tenant to perform or comply with any of the terms of this Lease or the breach of any representation or warranty made by Tenant herein; and (d) any claim for malpractice, negligence or misconduct committed by any Person on or working from any Facility. Any amounts which become payable by Tenant under this Article XIV shall be paid within ten (10) days after demand by Landlord, and if not timely paid, shall bear interest at the Agreed Rate from the date of such demand until paid. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord or any Landlord Indemnified Parties with counsel acceptable to Landlord in its sole discretion and shall not, under any circumstances, compromise or otherwise dispose of any suit, action or proceeding without obtaining Landlord’s written consent. Landlord, at its election and sole cost and expense, shall have the right, but not the obligation, to participate in the defense of any claim for which Landlord or any Landlord Indemnified Parties are indemnified hereunder. If Tenant does not act promptly and completely to satisfy its indemnification obligations hereunder, Landlord may resist and defend any such claims or causes of action against Landlord or any Landlord

Indemnified Party at Tenant’s sole cost. The terms of this Article XIV shall survive the expiration or sooner termination of this Lease. For purposes of this Article XIV, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.
ARTICLE XV
LANDLORD’S FINANCING
15.1    Grant Lien. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Facility Mortgage upon any Facility or interest therein. This Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect any Facility or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, so long as no Event of Default has occurred, no Facility Mortgagee shall have the right to disturb Tenant’s leasehold interest or possession of any Facility or interfere with any other rights of Tenant accorded by the terms of this Lease. This provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect; provided, however, that in confirmation of such subordination, Tenant shall execute promptly any certificate or document that Landlord or any Facility Mortgagee may request for such purposes so long as the same contains commercially reasonable non-disturbance and attornment provisions.
15.2    Attornment. If Landlord’s interest in any Facility or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Lease or enter into a new lease substantially in the form of this Lease with the new owner or superior lessor, and Tenant shall take such actions to confirm the foregoing within ten (10) days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous modification or amendment to this Lease or any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by such Facility Mortgagee or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.
15.3    Cooperation; Modifications. Notwithstanding anything in this Lease to the contrary, Tenant hereby agrees that in connection with obtaining any Facility Mortgage for any Facility or interest therein, including, without limitation, where the Facility Mortgagee is an Agency Lender, Tenant shall: (i) execute and deliver to such Agency Lender or other Facility Mortgagee (on the form required by such Agency Lender or other Facility Mortgagee) any tenant regulatory agreements (including, without limitation, the form of regulatory agreement typically required by Agency Lenders), subordination agreements (including, without limitation, the form of subordination, assignment and security agreement typically required by Agency Lenders), or other similar agreements customarily required by Agency Lenders and other Facility Mortgagees in connection with a mortgage relating to a senior living facility, and (ii) modify this Lease as necessary to incorporate the provisions and requirements generally imposed by an Agency Lender or other Facility Mortgagee in connection with a facility lease relating to a senior living facility encumbered with a Facility Mortgage by an Agency Lender or other Facility Mortgagee, provided however this section shall not be deemed to (A) impose on Tenant obligations which (i) increase Tenant’s monetary obligations under this Lease, (ii) materially and adversely increase Tenant’s non-monetary obligations under this Lease or (B) diminish Tenant’s rights under this Lease; provided further that any regulatory agreement or intercreditor agreement related to Tenant’s accounts receivables required by any Agency Lender or other Facility Mortgagee shall be deemed not to impose any material monetary or non-monetary obligations on Tenant, and Tenant shall make commercially reasonable efforts to cause its lenders to agree to any customary and commercially reasonable intercreditor agreement. For purposes of the foregoing, any proposed implementation of new occupancy or financial covenants or requirements with respect to payor mix shall be deemed to materially diminish Tenant’s rights under this Lease. Tenant hereby acknowledges and agrees, however, that an obligation under the applicable Facility Mortgage Documents to post impounds for property taxes with respect to any period not more than one (1) month in advance (whether now existing or later created) shall not be deemed or construed to increase Tenant’s monetary obligations under this Lease. If any new Facility Mortgage Documents to be executed by Landlord or any Affiliate of Landlord would impose on Tenant any obligations under this Section, Landlord shall provide copies of the same to Tenant for informational purposes (but not for Tenant’s approval) prior to the execution and delivery thereof by Landlord or any Affiliate of Landlord. In the event any Agency Lender or other Facility Mortgagee requires, as a condition to making a Facility Mortgage, an intercreditor agreement with any receivables lender of Tenant, Tenant shall enter into any such intercreditor agreement and shall take all commercially reasonable efforts to cause said receivables lender to enter into such intercreditor agreement with said Agency Lender or other Facility Mortgagee on terms acceptable to Tenant, Tenant’s receivables lender, said Agency Lender or other Facility Mortgagee.

15.4    Compliance with Facility Mortgage Documents. Tenant acknowledges that any Facility Mortgage Documents executed by Landlord or any Affiliate of Landlord may impose certain obligations on the “borrower” or other counterparty thereunder to comply with or cause the operator and/or lessee of any Facility to comply with all representations, covenants and warranties contained therein relating to such Facility and the operator and/or lessee of such Facility, including, covenants relating to (a) the maintenance and repair of such Facility; (b) maintenance and submission of financial records and accounts of the operation of such Facility and related financial and other information regarding the operator and/or lessee of such Facility and such Facility itself; (c) the procurement of insurance policies with respect to such Facility; (d) periodic inspection and access rights in favor of the Facility Mortgagee; and (e) without limiting the foregoing, compliance with all applicable Legal Requirements relating to such Facility and the operations thereof. For so long as any Facility Mortgages encumber any Facility or interest therein, Tenant covenants and agrees, at its sole cost and expense and for the express benefit of Landlord, to operate such Facility in strict compliance with the terms and conditions of the Facility Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby) and to timely perform all of the obligations of Landlord relating thereto, or to the extent that any of such duties and obligations may not properly be performed by Tenant, Tenant shall cooperate with and assist Landlord in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided however this section shall not be deemed to (A) impose on Tenant obligations which (i) increase Tenant’s monetary obligations under this Lease, (ii) materially and adversely increase Tenant’s non-monetary obligations under this Lease or (B) diminish Tenant’s rights under this Lease. If any new Facility Mortgage Documents to be executed by Landlord or any Affiliate of Landlord would impose on Tenant any obligations under this Section 15.4, Landlord shall provide copies of the same to Tenant for informational purposes (but not for Tenant’s approval) prior to the execution and delivery thereof by Landlord or any Affiliate of Landlord.
15.5    Limitations. Without limiting or expanding Tenant’s obligations pursuant to Sections 15.3 and 15.4, during the Term of this Lease, Tenant acknowledges and agrees that, except as expressly provided elsewhere in this Lease, it shall undertake at its own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of a Facility that are required by any Facility Mortgage Documents or by Facility Mortgagee; provided, however, this Section 15.5 shall not (i) increase Tenant’s monetary obligations under this Lease, (ii) materially and adversely increase Tenant’s non-monetary obligations under this Lease, or (iii) diminish Tenant’s rights under this Lease, except to the extent that, with respect to any Facility, such obligations were provided for in a Facility Mortgage, or otherwise required by the Facility Mortgagee, secured by such Facility on the Commencement Date; and provided, further, that any amounts which Tenant is required to fund into a Facility Mortgage Reserve Account with respect to satisfying any repair or replacement reserve requirements imposed by a Facility Mortgagee shall be credited on a dollar-for-dollar basis against the mandatory expenditure obligations of Tenant for such applicable Facility(ies) under Section 6.6. During the Term of this Lease and provided that no Event of Default shall have occurred and be continuing hereunder, Tenant shall, subject to the terms and conditions of such Facility Mortgage Reserve Account and the requirements of the Facility Mortgagee(s) thereunder, have access to and the right to apply or use (including for reimbursement), to the same extent as Landlord, all monies held in each such Facility Mortgage Reserve Account for the purposes and subject to the limitations for which such Facility Mortgage Reserve Account is maintained, and Landlord agrees to reasonably cooperate with Tenant in connection therewith. Landlord hereby acknowledges that funds deposited by Tenant in any Facility Mortgage Reserve Account are the property of Tenant and Landlord is obligated to return the portion of such funds not previously released to Tenant within fifteen (15) days following the earlier of (x) the expiration or earlier termination of this Lease with respect to such applicable Facility, (y) the maturity or earlier prepayment of the applicable Facility Mortgage, or (z) an involuntary prepayment or deemed prepayment arising out of the acceleration of the amounts due to a Facility Mortgagee as a result of the exercise of its remedies under the applicable Facility Mortgage; provided, however, that the foregoing shall not be deemed or construed to limit or prohibit Landlord’s right to bring any damage claim against Tenant for any breach of its obligations under this Lease that may have resulted in the loss of any impound funds held by a Facility Mortgagee.
ARTICLE XVI
ASSIGNMENT AND SUBLETTING
16.1    Prohibition. Without the prior written consent of Landlord, which may be withheld or conditioned in its sole and absolute discretion, Tenant shall not suffer or permit any Transfer (including, without limitation, a Transfer of this Lease or any interest herein) other than a Transfer that is expressly permitted pursuant to the terms of this Lease. Any such purported Transfer without Landlord’s prior written consent (each an “Unapproved Transfer”) shall be void and shall, at Landlord’s sole option, constitute an Event of Default giving rise to Landlord’s right, among other things, to terminate this Lease. If Landlord elects to waive its right to terminate this Lease as a result of any such Unapproved Transfer, this Lease shall continue in full force and effect; provided, however, that as of the date of such Unapproved Transfer, the Base Rent shall be increased by five percent (5%).
16.2    Landlord Consent. If Landlord consents to a Transfer, such Transfer shall not be effective and valid unless and until the applicable transferee executes and delivers to Landlord any and all documentation reasonably required by Landlord. Any consent by Landlord to a particular Transfer shall not constitute consent or approval of any subsequent Transfer, and Landlord’s written consent shall be required in all such instances. No consent by Landlord to any Transfer shall be deemed to release Tenant from its obligations hereunder and Tenant shall remain fully liable for payment and performance of all obligations under this Lease. Without limiting the generality of the foregoing, in connection with any sublease arrangement that has been approved by Landlord, as a condition precedent to any such approval, any such sublease agreement shall include provisions required by Landlord pertaining to protecting its status as a real estate investment trust.
16.3    Transfers to Affiliates. Notwithstanding Section 16.1 to the contrary, but subject to the rights of any Facility Mortgagee, Tenant may, without Landlord’s prior written consent, assign this Lease or sublease any Facility to an Affiliate of Tenant or Guarantor if all of the following are first satisfied: (a) such Affiliate fully assumes Tenant’s obligations hereunder; (b) Tenant remains fully liable hereunder and Guarantor remains fully liable under the Guaranty; (c) the use of such Facility remains unchanged; (d) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof; (e) Tenant delivers evidence to Landlord that such assignment or subletting is permissible under all applicable Authorizations or that all necessary consents have been obtained to consummate such assignment or subletting; and (f) Tenant and/or such Affiliate executes and delivers such other documents as may be reasonably required by Landlord to effectuate the assignment and continue the security interests and other rights of Landlord pursuant to this Lease or any other documents executed in connection herewith.
16.4    Permitted Occupancy Agreements. Notwithstanding Section 16.1 to the contrary, Tenant may enter into an occupancy agreement with residents of each Facility without the prior written consent of Landlord provided that (a) the agreement does not provide for life care services; and (b) all residents of each Facility are accurately shown in accounting records for such Facility. Without the prior written consent of Landlord, Tenant shall not materially change the form of resident occupancy agreement that was submitted to Landlord prior to the Commencement Date; provided, however, no consent will be required for changes required by applicable law, including applicable licensure laws, but all changes to the form of resident occupancy agreement will be provided to Landlord as and when such changes are made.
16.5    Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in conjunction with the processing and documentation of any assignment, master subletting or management arrangement, including reasonable attorneys’ or other consultants’ fees whether or not such assignment, master sublease or management agreement is ultimately consummated or executed.

ARTICLE XVII
CERTAIN RIGHTS OF LANDLORD
17.1    Right of Entry. Landlord and its representatives may enter on any Facility at any reasonable time after reasonable notice to Tenant to inspect such Facility for compliance to this Lease, to exhibit such Facility for sale, lease or mortgaging, or for any other reason; provided, however, that no such notice shall be required in the event of an emergency, upon an Event of Default or to post notices of non-responsibility under any mechanic’s or materialman’s lien law. No such entry shall unreasonably interfere with residents, resident care or the operations of such Facility.
17.2    Conveyance by Landlord. If Landlord or any successor owner of any Facility shall convey such Facility other than as security for a debt, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer and, subject to Section 15.2, all such future liabilities and obligations shall thereupon be binding upon the new owner.
17.3    Granting of Easements, etc. Landlord may, from time to time, with respect to each Facility: (a) grant easements, covenants and restrictions, and other rights in the nature of easements, covenants and restrictions, (b) release existing easements, covenants and restrictions, or other rights in the nature of easements, covenants or restrictions, that are for the benefit of such Facility, (c) dedicate or transfer unimproved portions of such Facility for road, highway or other public purposes, (d) execute petitions to have such Facility annexed to any municipal corporation or utility district, (e) execute amendments to any easements, covenants and restrictions affecting such Facility and (f) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interests in such Facility) without the necessity of obtaining Tenant’s consent provided that such easement or other instrument or action contemplated by this Section 17.3 does not unreasonably interfere with Tenant’s operations at such Facility.
ARTICLE XVIII
ENVIRONMENTAL MATTERS
18.1    Hazardous Materials. Tenant shall not allow any Hazardous Materials to be located in, on, under or about any Facility or incorporated in any Facility; provided, however, that Hazardous Materials may be brought, kept, used or disposed of in, on or about a Facility in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to such Facility’s Primary Intended Use and which are brought, kept, used and disposed of in strict compliance with all Hazardous Materials Laws.
18.2    Notices. Tenant shall immediately advise Landlord in writing of (a) any Environmental Activities in violation of any Hazardous Materials Laws; (b) any Hazardous Materials Claims against Tenant or any Facility; (c) any remedial action taken by Tenant in response to any Hazardous Materials Claims or any Hazardous Materials on, under or about any Facility in violation of any Hazardous Materials Laws; (d) Tenant’s discovery of any occurrence or condition on or in the vicinity of any Facility that materially increase the risk that such Facility will be exposed to Hazardous Materials; and (e) all communications to or from Tenant, any governmental authority or any other Person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to any Facility, including copies thereof.
18.3    Remediation. If Tenant becomes aware of a violation of any Hazardous Materials Laws relating to any Hazardous Materials in, on, under or about any Facility or any adjacent property, or if Tenant, Landlord or any Facility becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate any Facility or any property adjacent thereto, Tenant shall immediately notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation in accordance with all applicable Legal Requirements and subject to Landlord’s prior approval as to scope, process, content and standard for completion. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.

18.4    Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless and reimburse Landlord for, from and against any and all Losses and Environmental Costs (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before or during (but not after) the Term, (a) Environmental Activities, including the effects of such Environmental Activities on any Person or property within or outside the boundaries of the Land of any Facility, (b) the presence of any Hazardous Materials in, on, under or about any Facility and (c) the violation of any Hazardous Material Laws.
18.5    Environmental Inspections. Landlord shall have the right, from time to time, during normal business hours and upon not less than five (5) days written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of any Facility to determine Tenant’s compliance with this Article XVIII. Such inspection may include such testing, sampling and analyses as Landlord deems reasonably necessary and may be performed by experts retained by Landlord. All costs and expenses incurred by Landlord under this 18.5 shall be paid on demand by Tenant; provided, however, absent reasonable grounds to suspect Tenant’s breach of its obligations under this Article XVIII, Tenant shall not be required to pay for more than one (1) such inspection in any two (2) year period with respect to each Facility. The obligations set forth in this Article XVIII shall survive the expiration or earlier termination of this Lease.
ARTICLE XIX
LANDLORD’S SECURITY INTEREST
19.1    Grant of Security Interest. For the purpose of securing the payment and performance obligations of Tenant hereunder and in accordance with the terms of the Intercreditor Agreement, Tenant, as debtor, hereby grants to Landlord, as secured party, a security interest in and an express contractual lien upon, all of Tenant’s right, title and interest in and to the Property Collateral, Accounts Collateral and Authorization Collateral (collectively, the “Lease Collateral”). This Lease constitutes a security agreement covering all such Lease Collateral. Lessor agrees to subordinate its security interest in the Lease Collateral to the administrative agent acting on behalf of Tenant’s lenders, pursuant to the Intercreditor Agreement. This security interest and agreement shall survive the termination of this Lease resulting from an Event of Default. Tenant shall pay all of Landlord’s filing and reasonable record search fees and other costs for such additional security agreements, financing statements, fixture filings and other documents as Landlord may reasonably require to perfect or continue the perfection of its security interest. Additionally, Tenant shall promptly execute such other separate security agreements with respect to the Lease Collateral as Landlord may request from time to time to further evidence the security interest in the Lease Collateral created by this Lease. Upon the occurrence of an Event of Default, Landlord shall be entitled to exercise any and all rights or remedies available to a secured party under the Uniform Commercial Code, or available to a lessor under applicable state laws, with respect to the Lease Collateral, including the right to sell the same at public or private sale.
19.2    Certain Changes. In no way waiving or modifying the provisions of Article XVI above, Tenant shall give Landlord at least thirty (30) days’ prior written notice of any change in Tenant’s principal place of business, name, identity, jurisdiction of organization or corporate structure.
ARTICLE XX
QUIET ENJOYMENT
So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy each Facility for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or thereafter provided for in this Lease or consented to by Tenant.

ARTICLE XXI
REIT RESTRICTIONS
21.1    General REIT Provisions. Tenant understands that, in order for Landlord’s Affiliate, Landlord Parent, or any successor Affiliate that is a real estate investment trust to qualify as a real estate investment trust, certain requirements must be satisfied, including the provisions of Section 856 of the Code. Accordingly, Tenant agrees, and agrees to cause its Affiliates, permitted subtenants, if any, and any other parties subject to its control by ownership or contract, to reasonably cooperate with Landlord to ensure that such requirements are satisfied, including providing Landlord or any of its Affiliates with information about the ownership of Tenant and its Affiliates. Tenant agrees, and agrees to cause its Affiliates, upon request by Landlord or any of its Affiliates, to take all action reasonably necessary to ensure compliance with such requirements.
21.2    Characterization of Rents. The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Agreement shall be interpreted consistent with this intent.
21.3    Prohibited Transactions. Notwithstanding anything to the contrary herein, Tenant shall not (a) sublet, assign or enter into a management arrangement for any Facility on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (b) furnish or render any services to the subtenant, assignee or manager or manage or operate any Facility so subleased, assigned or managed; (c) sublet, assign or enter into a management arrangement for any Facility to any Person (other than a taxable REIT subsidiary of Landlord) in which Tenant or Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (d) sublet, assign or enter into a management arrangement for any Facility in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 21.3 shall likewise apply to any further subleasing by any subtenant.
21.4    Personal Property REIT Requirements. Notwithstanding anything to the contrary herein, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant regarding the valuation of the Premises to assist Landlord in its determination that Rent allocable for purposes of Section 856 of the Code to the Landlord Personal Property at the beginning and end of a calendar year does not exceed 15% of the total Rent due hereunder (the “Personal Property REIT Requirement”). Tenant shall take such reasonable action as may be requested by Landlord from time to time to ensure compliance with the Personal Property REIT Requirement as long as such compliance does not (a) increase Tenant’s monetary obligations under this Lease, (b) materially and adversely increase Tenant’s non-monetary obligations under this Lease or (c) materially diminish Tenant’s rights under this Lease. Accordingly, if requested by Landlord and at Landlord’s expense, Tenant shall cooperate with Landlord as may be necessary from time to time to more specifically identify and/or value the Landlord Personal Property in connection with the compliance with the Personal Property REIT Requirement.

ARTICLE XXII
NOTICES
All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Lease shall be in writing and sent by personal delivery, U. S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to Tenant:	If to Landlord:
c/o Pennant Services, Inc. 1675 Riverside Dr., Suite 150 Eagle, Idaho 83616 Attention: General Counsel Email: legal@pennantservices.com	c/o Ensign Services, Inc. 29222 Rancho Viejo Rd., Suite 127 San Juan Capistrano, CA 92675 Attn: General Counsel Email: legal@ensignservices.net
A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier’s proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party. Notice to any one co-Tenant shall be deemed notice to all co-Tenants.
ARTICLE XXIII
DISPUTE RESOLUTION
The provisions of Article X of that certain Master Separation Agreement, dated as of the date hereof (the “Separation Agreement”), entered into by and between Landlord Parent and Guarantor, shall apply, mutatis mutandis, to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Lease or the transactions contemplated hereby.
Article XXIV
RESERVED
Article XXV
TENANT RIGHT OF FIRST OFFER
25.1    Right of First Offer. Except as otherwise specifically provided herein, in the event Landlord determines that it desires to sell any or all of the Premises at any time during the Term, Landlord shall first, in writing, offer to enter into negotiations for such sale with the applicable Tenant or any Affiliate of such Tenant (a “Seller’s Notice”). If the applicable Tenant or an Affiliate thereof (“Buyer”) shall within five (5) Business Days from receipt of a Seller’s Notice give Landlord notice that it wishes to enter into good faith negotiations for the purchase of the applicable Premises (a “Notice of Interest”) within the above-described five (5) Business Day period, Landlord and Buyer shall enter into good faith negotiations for a period of ten (10) days from Landlord’s receipt of the Notice of Interest (the “Sale Negotiation Period”) for the sale and purchase of the applicable Facility or Facilities. If during the Sale Negotiation Period a written agreement with respect to the purchase and sale of the applicable Facility or Facilities (a “Purchase Agreement”) is executed by Landlord and Buyer, Landlord shall sell and Buyer shall purchase the applicable Facility or Facilities on the terms and conditions set forth in the Purchase Agreement.

25.2    Landlord’s Right to Market. If (i) a Notice of Interest is not given as set forth above, and Landlord in its sole discretion continues to desire to sell the applicable Facility or Facilities then, for a period of one (1) year after the expiration of the time within which a Notice of Interest was required to be given, or (ii) a Notice of Interest is given but Landlord and Buyer do not execute a Purchase Agreement during the Sale Negotiation Period, and Landlord in its sole discretion continues to desire to sell the applicable Facility or Facilities, then for a period of one (1) year from the expiration of the Sale Negotiation Period, Landlord shall be free to sell applicable Facility or Facilities to any third party free from any claim of any right to purchase the applicable Facility or Facilities by Buyer, Guarantor or any Affiliate of Buyer or Guarantor (including, without limitation, any subsequent rights under this Article XXV with respect to the applicable Facility or Facilities, which shall be of no further force or effect). If the applicable Facility or Facilities are not sold within such one (1) year period, before entering into negotiations with any third party for the sale of the applicable Facility or Facilities Landlord shall first offer to enter into negotiations for the sale thereof to Buyer pursuant to the process described above.
25.3    Limitations on Right of First Offer. The foregoing right of first offer (i) is not assignable by Tenant except to an Affiliate of Tenant, (ii) shall simultaneously and automatically terminate upon termination of this Lease, (iii) shall not under any circumstances be extended, modified or in any way altered except by a writing executed by Landlord and Tenant and (iv) shall not apply in the event of (A) a merger transaction or sale by Landlord Parent involving all or substantially all of the assets of it and its subsidiaries, (B) collateral security transfers in connection with any debt or equity financing, or transfers pursuant to a foreclosure or a deed in lieu thereof, (C) a sale or transfer to an Affiliate of Landlord Parent or a joint venture entity in which Landlord Parent or its Affiliate is the managing member or partner, or (D) an Excluded Portfolio Sale (as hereinafter defined) by Landlord Parent and/or its Affiliates. For purposes hereof, an “Excluded Portfolio Sale” shall mean a sale by Landlord Parent and/or its Affiliates in a single transaction or series of related transactions of more than ten facilities where less than fifty percent (50%) of the facilities included therein are leased to Tenant under the terms of this Lease. Tenant’s right hereunder to receive a Seller Notice and to otherwise acquire any or all of the Premises pursuant to this Article XXV shall be conditioned on no Event of Default having occurred and then be continuing, and each Purchase Agreement shall include as a closing condition in favor of Landlord that no uncured Event of Default exists as of the closing date thereunder.
25.4    Continuing Right. Except as otherwise specifically set forth in Section 25.2, any sale by Landlord of all or any portion of the Premises to a party other than Buyer, Guarantor or any Affiliate of Buyer or Guarantor pursuant to this Article XXV shall be subject in each instance to all of the rights of Tenant under this Lease, including the rights granted to Tenant under this Article XXV.
ARTICLE XXIV
MISCELLANEOUS
24.1    Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either, enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the applicable Situs State. Tenant shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Landlord in removing from record any such memorandum upon the expiration or earlier termination of the Term.
24.2    No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Premises.
24.3    No Waiver. No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any Event of Default shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.
24.4    Acceptance of Surrender. No surrender to Landlord of this Lease or any Facility, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.
24.5    Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein.
24.6    Brokers. Landlord and Tenant each warrants to the other that it has not had any contact or dealings with any Person which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and each shall indemnify, protect, hold harmless and defend the other from and against any liability for any fee or brokerage commission arising out of any act or omission of such indemnifying party.
24.7    Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.
24.8    Non-Recourse. Tenant specifically agrees to look solely to the Premises for recovery of any judgment from Landlord; provided, however, the foregoing is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord. Furthermore, in no event shall Landlord be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.
24.9    Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XVI, upon Tenant and its successors and assigns.
24.10    Governing Law; Jury Waiver. This Lease shall be governed by and construed and enforced in accordance with the internal laws of New York, without regard to the conflict of laws rules thereof; provided that that the law of the applicable Situs State shall govern procedures for enforcing, in the respective Situs State, provisional and other remedies directly related to such Facility and related personal property as may be required pursuant to the law of such Situs State, including without limitation the appointment of a receiver; and, further provided that the law of the Situs State also applies to the extent, but only to the extent, necessary to create, perfect and foreclose the security interests and liens created under this Lease. EACH PARTY HEREBY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, INCLUDING RELATIONSHIP OF THE PARTIES, TENANT’S USE AND OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO THE FOREGOING OR THE ENFORCEMENT OF ANY REMEDY.
24.11    Entire Agreement. This Lease constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Premises are merged into and revoked by this Lease. All exhibits and schedules to this Lease are hereby incorporated herein by this reference. This Lease is an Ancillary Agreement under the Separation Agreement and shall be interpreted in accordance therewith.
24.12    Headings. All titles and headings to sections, articles or other subdivisions of this Lease are for convenience of reference only and shall not in any way affect the meaning or construction of any provision.

24.13    Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Executed copies hereof may be delivered by telecopier, email or other electronic means and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.
24.14    Joint and Several. If more than one Person is the Tenant under this Lease, the liability of such Persons under this Lease shall be joint and several.
24.15    Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party. Whenever the words “including”, “include” or “includes” are used in this Lease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed. Whenever the words “herein,” “hereof” and “hereunder” and other words of similar import are used in this Lease, they shall be interpreted to refer to this Lease as a whole and not to any particular article, section or other subdivision. Whenever the words “day” or “days” are used in this Lease, they shall mean “calendar day” or “calendar days” unless expressly provided to the contrary. All references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease.
24.16    Time of Essence. Time is of the essence of this Lease and each provision hereof in which time of performance is established and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a day that is not a Business Day, then such period or date shall be extended until the immediately following Business Day.
24.17    Further Assurances. The parties agree to promptly sign all documents reasonably requested by the other party to give effect to the provisions of this Lease.
24.18    Certain Changes. In no way waiving or modifying the provisions of Article XVI above, Tenant shall give Landlord at least thirty (30) days’ prior written notice of any change in Tenant’s principal place of business, name, identity, jurisdiction of organization or corporate structure.
24.19    California Specific Provisions.
24.19.1    In addition to and not in limitation of any other waiver contained herein, Tenant hereby voluntarily waives the provisions of California Civil Code §§1941 and 1942 and all other provisions of law now in force or that become in force hereafter that provide Tenant the right to make repairs at Landlord’s expense and to deduct the expense of such repairs from Rent owing hereunder.
24.19.2    In addition to and not in limitation of any other waiver contained herein, Tenant hereby voluntarily waives any and all rights that Tenant may have under Legal Requirements to terminate this Lease prior to the Expiration Date, including, without limitation:
(a)    the provisions of California Civil Code §1932(1) and all other provisions of law now in force or that become in force hereafter that provide Tenant the right to terminate this Lease if Landlord breaches its obligation, if any, as to placing and securing Tenant in the quiet possession of the Premises, putting the Premises in good condition or repairing the Premises;
(b)    the provisions of California Civil Code §§1932(2) and 1933(4) and all other provisions of law now in force or that become in force hereafter that would permit or cause a termination of this Lease or an abatement of Rent upon damage to or destruction of the Premises, it being agreed and acknowledged that Article X constitutes an express agreement between Landlord and Tenant that applies in the event of any such damage to or destruction of the Premises; and

(c)    the provisions of California Code of Civil Procedure §1265.130 and all other provisions of law now in force or that become in force hereafter that would allow Tenant to petition the courts to terminate this Lease in the event of a Partial Taking.
24.19.3    Landlord and Tenant hereby agree and acknowledge that Article XI provides for Landlord’s and Tenant’s respective rights and obligations in the event of a Condemnation of any Facility and, in addition to and not in limitation of any other waiver contained herein, each hereby voluntarily waives the application of the provisions of California Code of Civil Procedure §§1265.110-1265.160 to this Lease.
24.19.4    In addition to and not in limitation of any other waiver contained herein, Tenant hereby voluntarily waives the provisions of any and all rights conferred by California Civil Code §3275 and California Code of Civil Procedure §§473, 1174 and 1179 and all other provisions of law now in force or that become in force hereafter that provide Tenant the right to redeem, reinstate or restore this Lease following its termination by reason of Tenant’s breach.
24.19.5    Landlord and Tenant hereby agree that when this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by California Code of Civil Procedure §1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by Article XXII shall replace and satisfy the statutory service-of-notice procedures, including those required by California Code of Civil Procedure §1162 or any similar or successor statute.
24.19.6    In addition to, and not in substitution of, any of the remedies otherwise available to Landlord under this Lease following the occurrence of an Event of Default, Landlord shall have the remedy described in California Civil Code §1951.4, which provides that Landlord may continue this Lease in full force and effect after Tenant’s breach and abandonment and enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due. Notwithstanding Landlord’s exercise of the remedy described in California Civil Code §1951.4, Landlord may thereafter elect, in its sole discretion, to exercise any other remedy provided for in this Lease, including, without limitation, the right to terminate this Lease as provided in Section 12.2.1 above.
24.19.7    If Landlord elects to terminate this Lease pursuant to Section 12.2.1 above following the occurrence of an Event of Default, then, notwithstanding anything to the contrary herein, Landlord shall be entitled to recover from Tenant all of the following:
(a)    The worth at the time of award (defined below) of the unpaid Rent earned at the time of such termination;
(b)    The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss which Tenant proves could have been reasonably avoided;
(c)    The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could reasonably be avoided;
(d)    Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease, or which, in the ordinary course of things, would likely result therefrom, including brokers’ commission, cost of tenant improvements, and attorneys’ fees; and
(e)    Any other amounts, in addition to or in lieu of those listed above, that may be permitted under the applicable Legal Requirements.
The “worth at the time of the award” of the amount(s) referred to in (x) Sections 24.19.7(a) and 24.19.7(b) shall be computed by allowing interest at the Agreed Rate and (y) Section 24.19.7(c) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%).
24.19.8    As of the date of this Lease, no Facility has undergone inspection by a “Certified Access Specialist” in connection with California Civil Code §1938.
24.19.9    Tenant agrees to reasonably cooperate with Landlord in connection with any energy usage reporting requirements to which Landlord is subject under applicable Legal Requirements with respect to the Facilities.
24.19.10    In connection with any Alterations or other modifications, capital repairs, or improvements made by or on behalf of Tenant to any Facility, Tenant shall (and all such Alterations, modifications, capital repairs, or improvements shall) comply with all permitting, preapproval, standards, rules, regulations, and requirements imposed by the Office of Statewide Health Planning and Development (“OSHPD”) together with all other Legal Requirements imposed by OSHPD or any other Governmental Authority. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any Losses of any kind that may be imposed upon Landlord in connection with Tenant’s failure to comply with any rules, regulations, permits or other approvals of OSHPD or any other Governmental Authority in connection with any Alterations, modifications, capital repairs, or improvements made by or on behalf of Tenant to any Facility.

[Signature page follows]

IN WITNESS WHEREOF, this Lease has been executed by Landlord and Tenant as of the date first written above.

TENANT:
By:
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LANDLORD:

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JOINDER
The Pennant Group, Inc., a Delaware corporation, hereby joins in this Lease for the limited purpose of assuming and agreeing to be bound by the obligations contained in Section 5.5.

By:

Name:

Title:

EXHIBIT A

DEFINED TERMS
For all purposes of this Lease, except as otherwise expressly provided in the Lease or unless the context otherwise requires, the following terms have the meanings assigned to them in this exhibit and include the plural as well as the singular:
“Accounts Collateral” means, collectively, all of the following: (i) all of the accounts, accounts receivable, payment intangibles, health-care-insurance receivables and any other right to the payment of money in whatever form, of any of the Tenant Sublessees, or any other indebtedness of any Person owing to any of the Tenant Sublessees (whether constituting an account, chattel paper, document, instrument or general intangible), whether presently owned or hereafter acquired, arising from the provision of merchandise, goods or services by any Tenant Sublessee, or from the operations of any Tenant Sublessee at each Facility, including, without limitation, the right to payment of any interest or finance charges and other obligations with respect thereto; (ii) all of the rights, titles and interests of any of the Tenant Sublessees in, to and under all supporting obligations and all other liens and property subject thereto from time to time securing or purporting to secure any such accounts, accounts receivable, payment intangibles, health-care insurance receivables or other indebtedness owing to any of the Tenant Sublessees; (iii) all of the rights, titles and interests of any of the Tenant Sublessees in, to and under all guarantees, indemnities and warranties, letter-of-credit rights, supporting obligations, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such accounts, accounts receivable, payment intangibles, health-care insurance receivables or other indebtedness owing to any of the Tenant Sublessees; (iv) all of the now owned or hereafter acquired deposits of any of the Tenant Sublessees representing proceeds from accounts and any deposit account into which the same may be deposited, all other cash collections and other proceeds of the foregoing accounts, accounts receivable, payment intangibles, health-care insurance receivables or other indebtedness (including, without limitation, late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible), and all deposit accounts into which the same are deposited; (v) all proceeds (whether constituting accounts, chattel paper, documents, instruments or general intangibles) with respect to the foregoing; and (vi) all books and records with respect to any of the foregoing.
“Additional Rent” has the meaning set forth in Section 2.2.
“Adjusted CPI Increase” means the actual CPI Increase as of the date of determination, not to exceed two and one-half percent (2.5%). In no event shall the CPI Increase be a negative number.
“Affiliate” means with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person.
“Agency Lender” means any of: (i) the U.S. Department of Housing and Urban Development, (ii) the Federal National Mortgage Association (Fannie Mae), or (iii) the Federal Home Loan Mortgage Corporation (Freddie Mac), or any designees, agents, originators, or servicers of any of the foregoing.
“Agreed Rate” means, on any date, a rate equal to five percent (5%) per annum above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law. Interest at the aforesaid rates shall be determined for actual days elapsed based upon a 360 day year.
“Alterations” means, with respect to each Facility, any alteration, improvement, exchange, replacement, modification or expansion of the Leased Improvements or Fixtures at such Facility.
“Authorization” means, with respect to each Facility, any and all licenses, permits, certifications, accreditations, Provider Agreements, CONs, certificates of exemption, approvals, waivers, variances and other governmental or “quasi-governmental” authorizations necessary or advisable for the use of such Facility for its Primary Intended Use and receipt of reimbursement or other payments under any Third Party Payor Program in which such Facility participates.

Exhibit A-1

“Authorization Collateral” means any Authorizations issued or licensed to, or leased or held by, Tenant.
“Bankruptcy Action” means, with respect to any Person, (i) such Person filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (ii) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law which is not dismissed within sixty (60) days of the filing thereof, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (iii) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (iv) such Person seeking, consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Facility; (v) such Person making an assignment for the benefit of creditors; or (vi) such Person taking any action in furtherance of any of the foregoing.
“Bankruptcy Code” means 11 U.S.C. § 101 et seq., as the same may be amended from time to time.
“Base Rent” has the meaning set forth in Section 2.1.
“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York, are authorized, or obligated, by law or executive order, to close.
“Capital Alterations” means any Alteration for which the budgeted cost exceeds Two Hundred Fifty-Thousand Dollars ($250,000).
“Cash Flow” shall mean the aggregate net income of Tenant attributable to the operation of the Facilities as reflected on the income statement of Tenant, plus (i) the provision for depreciation and amortization in such income statement, plus (ii) the provision for management fees in such income statement, plus (iii) the provision for income taxes in such income statement, plus (iv) the provision for Base Rent payments and interest and lease payments, if any, relating to the Facilities in such income statement, plus (v) the provision for any other non-operating items in such income statement, and minus (vi) an imputed management fee equal to five percent (5%) of gross revenues of the Facilities (net of contractual allowances).
“Casualty Sale” has the meaning set forth in Section 10.5.
“Change in Control” means, as applied to any Person, a change in the Person that ultimately exerts effective Control over the first Person.
“Closure Notice” means a written notice delivered by Landlord to Tenant pursuant to which Landlord notifies Tenant that Tenant may commence a Facility Termination as to a particular Facility or Facilities.
“CMS” means the United States Department of Health, Centers for Medicare and Medicaid Services or any successor agency thereto.
“Code” means the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.
“Commencement Date” has the meaning set forth in Section 1.4.
“Compensatory Payment” has the meaning set forth in Section 10.5.
“Compensatory Payment Date” has the meaning set forth in Section 10.5.
“Compensatory Payment Statement” has the meaning set forth in Section 10.5.

Exhibit A-2

“Complete Taking” means the Condemnation of all or substantially all of a Facility or a Condemnation that results in a Facility no longer being capable of being operated for its Primary Intended Use.
“CON” means, with respect to each Facility, a certificate of need or similar permit or approval (not including conventional building permits) from a Governmental Authority related to (i) the construction and/or operation of such Facility for the use of a specified number of beds in an assisted living facility or senior independent living facility, or (ii) the alteration of such Facility or (iii) the modification of the services provided at such Facility.
“Condemnation” means the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.
“Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.
“Contingent Obligation” means any direct or indirect liability of Tenant: (i) with respect to any Debt of another Person; (ii) with respect to any undrawn portion of any letter of credit issued for the account of Tenant as to which Tenant is otherwise liable for the reimbursement of any drawing; (iii) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; (iv) claims, liabilities and damages arising in the Ordinary Course of Business; or (v) for any obligations of another Person pursuant to any guaranty or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guarantied or otherwise supported.
“Control”, together with the correlative terms “Controlled” and “Controls,” means, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.
“CPI” means the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Wage Earners and Clerical Workers, United States Average, Subgroup “All Items” (1982 - 1984 = 100). If the foregoing index is discontinued or revised during the Term, the governmental index or computation with which it is replaced shall be used to obtain substantially the same result as if such index had not been discontinued or revised.
“CPI Increase” means the percentage increase (but not decrease) in (i) the CPI published for the beginning of each Lease Year, over (ii) the CPI published for the beginning of the immediately preceding Lease Year.
“Debt” For any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit or for the deferred purchase price of property for which such Person or its assets is liable; (ii) all unfunded amounts under a loan agreement, letter of credit or other credit facility for which such Person would be liable if such amounts were advanced thereunder; (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests; (iv) all indebtedness guaranteed by such Person, directly or indirectly; (v) all obligations under leases that constitute capital leases for which such Person is liable; (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss; (vii) off-balance sheet liabilities of such Person; and (viii) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business.
“Environmental Activities” mean, with respect to each Facility, the use, generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials at any time to or from such Facility or located on or present on or under such Facility.

Exhibit A-3

“Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual and consequential damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.
“Event of Default” has the meaning set forth in Section 12.1.
“Excess Capital Expenditures Amount” has the meaning set forth in Section 6.6.
“Expiration Date” means the Initial Expiration Date, as may be extended pursuant to Section 1.4.
“Extension Notice” has the meaning set forth in Section 1.4.
“Extension Term” has the meaning set forth in Section 1.4.
“Facility” means each healthcare facility located on the Premises, as identified on Schedule 2 attached hereto, including, where the context requires, the Land, Leased Improvements, Intangibles and Landlord Personal Property associated with such healthcare facility.
“Facility Default” means an Event of Default that relates directly to one or more of the Facilities (such as, for example only and without limitation, an Event of Default arising from a failure to maintain or repair, or to operate for the Primary Intended Use, or to maintain the required Authorizations for, one or more of the Facilities), as opposed to an Event of Default that, by its nature, does not relate directly to any of the Facilities.
“Facility Improvement Fund Cap” means, with respect to any Facility, the amount equal to the product of: (i) the amount of Landlord’s initial investment in such Facility, and (ii) twenty percent (20%).
“Facility Mortgage” means any mortgage, deed of trust or other security agreement or lien encumbering any Facility and securing an indebtedness of Landlord or any Affiliate of Landlord or any ground, building or similar lease or other title retention agreement to which any Facility are subject from time to time.
“Facility Mortgage Documents” means with respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan or credit agreement, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, lease or other financing vehicle pursuant thereto. Facility Mortgage Documents shall also include, without limitation, any documents typically required by any Agency Lender in connection with a Facility Mortgage, including, but not limited to: (i) tenant regulatory agreements, (ii) intercreditor agreements with any receivables lender of Tenant, and (iii) any subordination, assignment, and security agreements.
“Facility Mortgagee” means the holder or beneficiary of a Facility Mortgage and any other rights of the lender, credit party or lessor under the applicable Facility Mortgage Documents, including, without limitation, any Agency Lender.
“Facility Removal Date” has the meaning set forth in Section 12.2.6.
“Facility Termination” has the meaning set forth in Section 13.2.6.
“Fair Market Value” means the fair market value of a Facility as determined pursuant to Exhibit E.
“Fixtures” means all equipment, machinery, fixtures and other items of real and/or personal property, including all components thereof, now and hereafter located in, on, or used in connection with and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating,

Exhibit A-4

plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto.
“GAAP” means generally accepted accounting principles, consistently applied.
“Governmental Authority” means any court, board, agency, commission, bureau, office or authority or any governmental unit (federal, state, county, district, municipal, city or otherwise) and any regulatory, administrative or other subdivision, department or branch of the foregoing, whether now or hereafter in existence, including, without limitation, CMS, the United States Department of Health and Human Services, any state licensing agency or any accreditation agency or other quasi-governmental authority.
“Governmental Payor” means any state or federal health care program providing medical assistance, health care insurance or other coverage of health care items or services for eligible individuals, including but not limited to the Medicare program more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and the Medicaid program more fully described in Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and the regulations promulgated thereunder.
“Guarantor” has the meaning set forth in Section 2.5, together with any and all permitted successors and assigns of the Guarantor originally named herein and any additional Person that guaranties the obligations of Tenant hereunder, from time to time.
“Guaranty” has the meaning set forth in the Recitals to this Agreement.
“Hazardous Materials” mean (i) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants which pose a hazard to any Facility or to Persons on or about any Facility or cause any Facility to be in violation of any Hazardous Materials Laws; (ii) asbestos in any form which is friable; (iii) urea formaldehyde in foam insulation or any other form; (iv) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (v) medical wastes and biohazards; (vi) radon gas; and (vii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of any Facility or the owners and/or occupants of property adjacent to or surrounding any Facility, including, without limitation, any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) as amended from time to time.
“Hazardous Materials Laws” mean any laws, ordinances, regulations, rules, orders, guidelines or policies relating to the environment, health and safety, Environmental Activities, Hazardous Materials, air and water quality, waste disposal and other environmental matters.
“Hazardous Materials Claims” mean any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Hazardous Material Laws, together with all claims made or threatened by any third party against any Facility, Landlord or Tenant relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.
“Impositions” means any property (real and personal) and other taxes and assessments levied or assessed with respect to this Lease, any Facility, Tenant’s interest therein or Landlord, with respect to any Facility, including, without limitation, any state or county occupation tax, transaction privilege, franchise taxes, margin taxes, business privilege, rental tax or other excise taxes. Notwithstanding the foregoing, Impositions shall not include any local, state or federal income tax based upon the net income of Landlord and any transfer tax or stamps arising from Landlord’s transfer of any interest in any Facility.

Exhibit A-5

“Improvement Funds” has the meaning set forth in Section 6.7.
“Improvement Funds Rate” means a percentage rate equal to the lesser of (A) the sum of (i) Landlord Parent’s Weighted Average Cost of Capital on the date of determination, plus (ii) a market supported minimum spread reasonably and mutually acceptable to both Landlord and Tenant, and (B) 9.5%.
“Initial Expiration Date” has the meaning set forth in Section 1.4.
“Initial Term” has the meaning set forth in Section 1.4.
“Insurance Requirements” mean all terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy, together with all fire underwriters’ regulations promulgated from time to time.
“Intangibles” means the interest, if any, of Landlord in and to any of the following intangible property owned by Landlord in connection with the Land and the Leased Improvements: (i) the identity or business of each Facility as a going concern, including, without limitation, any names or trade names by which each Facility may be known, and all registrations for such names, if any; (ii) to the extent assignable or transferable, the interest, if any, of Landlord in and to each and every guaranty and warranty concerning the Leased Improvements or Fixtures, including, without limitation, any roofing, air conditioning, heating, elevator and other guaranty or warranty relating to the construction, maintenance or repair of the Leased Improvements or Fixtures; and (iii) the interest, if any, of Landlord in and to all Authorizations to the extent the same can be assigned or transferred in accordance with applicable law; provided, however, that the foregoing shall not include any CON issued to or held by Landlord which shall only be licensed to Tenant on a temporary basis, which license shall be revocable at any time by Landlord.
“Intercreditor Agreement” means an intercreditor agreement substantially in the form attached hereto as Exhibit F and to be entered into by and between Lessor and the administrative agent acting on behalf of Tenant’s lenders.
“Land” means, individually and collectively, the real property described in Exhibit B attached to this Lease.
“Landlord” has the meaning set forth in the opening preamble, together with any and all successors and assigns of the Landlord originally named herein.
“Landlord Indemnified Parties” means Landlord’s Affiliates and Landlord’s and its Affiliates’ agents, employees, owners, partners, members, managers, contractors, representatives, consultants, attorneys, auditors, officers and directors.
“Landlord Parent” means The Ensign Group, Inc., a Delaware corporation.
“Landlord Personal Property” means the machinery, equipment, furniture and other personal property described in Exhibit C attached to this Lease, together with all replacements, modifications, alterations and substitutes thereof (whether or not constituting an upgrade).
“Landlord’s Representatives” means Landlord’s agents, employees, contractors, consultants, attorneys, auditors, architects and other representatives.
“Lease” has the meaning set forth in the opening preamble.
“Lease Year” means each successive period of twelve (12) calendar months during the Term, commencing as of the same day and month (but not year, except in the case of the first (1st) Lease Year) as the Commencement Date.
“Leased Improvements” means all buildings, structures and other improvements of every kind now or hereafter located on the Land including, alleyways and connecting tunnels, sidewalks, utility pipes, conduits, and lines

Exhibit A-6

(on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures.
“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws (including common law and Hazardous Materials Laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions applicable to Tenant or affecting any Facility or the applicable Tenant Personal Property or the maintenance, construction, use, condition, operation or alteration thereof, whether now or hereafter enacted and in force, including, any and all of the foregoing that relate to the use of each Facility for its Primary Intended Use.
“Licensing Impairment” means, with respect to each Facility, (i) the revocation, suspension or non-renewal of any Authorization, (ii) any material withholding, non-payment, reduction or other adverse change respecting any Provider Agreement, (iii) any admissions hold under any Provider Agreement, or (iv) any other act or outcome similar to the foregoing that would have a material adverse effect on Tenant’s ability to continue to operate such Facility for its Primary Intended Use or to receive any rents or profits therefrom.
“Limited Remedy Event of Default” has the meaning set forth in Section 12.2.6.
“Limited Termination Election” has the meaning set forth in Section 12.2.6.
“Losses” mean all claims, demands, expenses, actions, judgments, damages, penalties, fines, liabilities, losses of every kind and nature (including without limitation losses of use or economic benefit or diminution in value), suits, administrative proceedings, costs and fees, including, without limitation, reasonable attorneys’ and reasonable consultants’ fees and expenses.
“LRED Damages” has the meaning set forth in Section 12.2.6.
“Material Alterations” mean any Alterations that (i) would materially enlarge or reduce the size of the applicable Facility, (ii) would tie in or connect with any improvements on property adjacent to the applicable Land, or (iii) would affect the structural components of the applicable Facility or the main electrical, mechanical, plumbing, elevator or ventilating and air conditioning systems for such Facility in any material respect.
“Maintenance Expenditures” means, with respect to each Facility, repairs, replacements and improvements to such Facility (other than the Landlord Personal Property) that have been completed in a good, workmanlike and lien free fashion and in compliance with all Legal Requirements and the terms of Sections 6.4 and 6.5 applicable to any Alterations.
“Maintenance Expenditures Report” has the meaning set forth in Section 6.6.1.
“Minimum Aggregate Maintenance Amount” has the meaning set forth in Section 6.6.1.
“Net Replacement Rent Amount” has the meaning set forth in Section 12.2.6.
“Nonsolicitation Period” means the period commencing on the date this lease is terminated and ending the date that is six (6) months following the expiration of the Term.
“Occurrence Date” has the meaning set forth in Section 12.2.6.
“OFAC” has the meaning set forth in Section 9.2.1.
“Operational Transfer” has the meaning set forth in Section 13.2.1.
“Ordinary Course of Business” means in respect of any transaction involving Tenant, the ordinary course of business of Tenant, as conducted by Tenant in accordance with past practices. In respect of any transaction involving

Exhibit A-7

a Facility or the operations thereof, the ordinary course of operations for such Facility, as conducted by Tenant in accordance with past practices.
“Overage Amount” has the meaning set forth in Section 6.6.1.
“Partial Taking” means any Condemnation of a Facility or any portion thereof that is not a Complete Taking.
“Payment Date” means any due date for the payment of the installments of Base Rent or any other sums payable under this Lease.
“Permitted Contingent Obligations” means each of the following: (i) Contingent Obligations arising in respect of Tenant’s obligations under this Lease; (ii) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (iii) Contingent Obligations incurred in the Ordinary Course of Business, including, without limitation, Contingent Obligations with respect to debt financing issued or incurred by the Guarantor; (iv)  Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under this Lease; and (v) other Contingent Obligations not permitted by clauses (i) through (iv) above, not to exceed, with respect to each Tenant, $100,000 in the aggregate at any time outstanding.
“Permitted Debt” means of the following: (i) the obligations of Tenant under this Lease, and (ii), any financing arising and paid on a timely basis in the Ordinary Course of Business other than leasehold financing, including, without limitation, Permitted Contingent Obligations.
“Permitted Encumbrances” means, with respect to each Facility, collectively, (i) all easements, covenants, conditions, restrictions, agreements and other matters with respect to such Facility that (a) are of record as of the Commencement Date, (b) Landlord entered into after the Commencement Date (subject to the terms hereof); or (c) are specifically consented to in writing by Landlord, (ii) any liens for Impositions that are not yet due and payable; (iii) occupancy rights of residents of such Facility; and (iv) liens of mechanics, laborers, materialman, suppliers or vendors for sums not yet due, provided that such reserve or other appropriate provisions as shall be required by law or GAAP or pursuant to prudent commercial practices shall have been made therefor.
“Person” means any individual, partnership, association, corporation, limited liability company or other entity.
“Plans and Specifications” has the meaning set forth in Section 6.5.1.
“Post-Casualty Facility” has the meaning set forth in Section 10.5.
“Premises” means, collectively, the Land, Leased Improvements, Related Rights, Fixtures, Intangibles and Landlord Personal Property.
“Premises Condition Report” has the meaning set forth in Section 6.2.
“Primary Intended Use” means, as to each Facility, the type of healthcare facility corresponding to such Facility as shown on Schedule 2 attached hereto, with no less than the number of licensed beds as shown on Schedule 2 and for ancillary services relating thereto.
“Prime Rate” means, on any date, a rate equal to the annual rate on such date reported in The Wall Street Journal to be the “prime rate.”
“Prohibited Persons” has the meanings set forth in Section 9.2.1.
“Property Collateral” means all of Tenant’s right, title and interest in and to the Tenant Personal Property and any and all products, rents, proceeds and profits thereof in which Tenant now owns or hereafter acquires an interest or right.

Exhibit A-8

“Provider Agreements” means any agreements issued to or held by Tenant pursuant to which any Facility is licensed, certified, approved or eligible to receive reimbursement under any Third Party Payor Program.
“Real Property Impositions” mean any real property Impositions secured by a lien encumbering any Facility or any portion thereof.
“Reimbursement Period” has the meaning set forth in Section 13.2.5.
“Related Rights” means all easements, rights and appurtenances relating to the Land and the Leased Improvements.
“Rent Offset” means, in the event Landlord elects to sell any Terminated Facilities pursuant to Section 12.2.6, for any given time, an amount determined by the following formula:

Where:
RO    is the amount by which Base Rent shall be reduced

SP
equals the value of all consideration received by Landlord from the sale of such Terminated Facilities, net of any applicable Landlord expenses, including without limitation broker fees, sales taxes and closing costs

n    equals the years remaining until the Initial Expiration Date
LY    is a lease yield equal to 9.5%

“Landlord Parent Weighted Average Cost of Capital” means the weighted average cost of the debt and equity capital of Landlord Parent for the ninety (90) day period immediately preceding the date of determination.  Such weighted average cost of capital shall be determined by taking into account the proportional relevance of each of the following components based upon the targeted capital structure of Landlord Parent as of the date of determination: (i) the cost of common equity, which is equal to the twelve (12) month forward funds from operation per share consensus estimate divided by the average common stock price for the period of determination, divided by ninety-five percent (95%); (ii) the cost of preferred equity, which is equal to the weighted average dividend yield of all outstanding series of preferred stock; (iii) the cost of debt, which is equal to the ten (10) year Treasury Rate plus a spread equal to the indicative spread on Landlord Parent’s largest outstanding note plus thirty (30) basis points; and (iv) the cost of internally generated cash, which is equal to the all-in drawn rate on Landlord Parent’s revolving credit facility.
“Rent” means, collectively, Base Rent and Additional Rent.
“Request for Advance” has the meaning set forth in Section 6.7.
“Required Per Bed Annual Capital Expenditures Amount” means an amount per licensed bed per Lease Year that Tenant is required to expend on Capital Expenditures with respect to each Facility, which amount shall be Four Hundred Dollars ($400).
“Required Reconstruction Approvals” has the meaning set forth in Section 10.5.
“Situs State” means the state or commonwealth where a Facility is located.

Exhibit A-9

“Temporary Taking” means any Condemnation of a Facility or any portion thereof, whether the same would constitute a Complete Taking or a Partial Taking, where the Condemnor or its designee uses or occupies such Facility, or any portion thereof, for no more than twelve consecutive (12) months.
“Tenant” has the meaning set forth in the opening preamble, together with any and all permitted successors and assigns of the Tenant originally named herein.
“Tenant Personal Property” shall have the meaning set forth in Section 5.1.
“Tenant Sublessees” mean Tenant, and any direct or indirect subtenants or operator of any Facility, together with their successors and assigns and any additions thereto or replacements thereof.
“Term” means the Initial Term, plus any duly authorized Extension Terms.
“Terminated Facilities” has the meaning set forth in Section 12.2.6.
“Termination Notice” has the meaning set forth in Section 12.2.6.
“Third Party Payor Programs” shall mean any third party payor programs pursuant to which healthcare facilities qualify for payment or reimbursement for medical or therapeutic care or other goods or services rendered, supplied or administered to any admittee, occupant or resident by or from any Governmental Authority, Governmental Payor, bureau, corporation, agency, commercial insurer, non-public entity, “HMO,” “PPO” or other comparable party.
“Transfer” means any of the following, whether effectuated directly or indirectly, through one or more step transactions or tiered transactions, voluntarily or by operation of law, (i) assigning, conveying, selling, pledging, mortgaging, hypothecating or otherwise encumbering, transferring or disposing of all or any part of this Lease or Tenant’s leasehold estate hereunder, (ii) subletting of all or any part of any Facility; (iii) engaging the services of any Person for the management or operation of all or any part of any Facility; (iv) conveying, selling, assigning, transferring, pledging, hypothecating, encumbering or otherwise disposing of any stock, partnership, membership or other interests (whether equity or otherwise) in Tenant, Guarantor or any Person that Controls Tenant or any Guarantor, if such conveyance, sale, assignment, transfer, pledge, hypothecation, encumbrance or disposition results, directly or indirectly, in a Change in Control of Tenant or Guarantor (or of such controlling Person); (v) merging or consolidating Tenant, Guarantor, or any Person that Controls Tenant or Guarantor with or into any other Person, if such merger or consolidation, directly or indirectly, results in a Change in Control of Tenant or Guarantor (or in such controlling Person); (vi) dissolving Tenant or Guarantor or any Person that Controls Tenant or Guarantor; (vii) selling, conveying, assigning, or otherwise transferring all or substantially all of the assets of Tenant, Guarantor or any Person that Controls Tenant or Guarantor; (viii) selling, conveying, assigning or otherwise transferring any of the assets of Tenant or Guarantor, if the consolidated net worth of Tenant or Guarantor immediately following such transaction is not at least equal to the consolidated net worth of Tenant or Guarantor, as applicable, as of the Commencement Date; (ix) assigning, conveying, selling, pledging, mortgaging, hypothecating or otherwise encumbering, transferring or disposing of any Authorization; or (ix) entering into or permitting to be entered into any agreement or arrangement to do any of the foregoing or granting any option or other right to any Person to do any of the foregoing, other than to Landlord under this Lease. For purposes hereof, Guarantor shall be deemed a Person that Controls Tenant, whether or not the same is true.
“Transition Notice” shall have the meaning set forth in Section 13.2.1.

Exhibit A-10

EXHIBIT B

DESCRIPTION OF THE LAND

56914.3    Exhibit B-1

EXHIBIT C

THE LANDLORD PERSONAL PROPERTY
All machinery, equipment, furniture and other personal property located at or about any Facility and that is necessary to own, operate or maintain any Facility in accordance with the terms of this Lease, together with all replacements, modifications, alterations and substitutes thereof (whether or not constituting an upgrade) but excluding the following:
(a)  all office supplies, medical supplies, food supplies, housekeeping supplies, laundry supplies, and inventories and supplies physically on hand at the Facility;
(b) all customer lists, resident files, and records related to residents (subject to confidentiality privileges) and all books and records with respect to the operation of the Facility;
(c) all employee time recording devices, proprietary software and discs used in connection with the operation of the Facility by Tenant or any Person who manages the operations of any Facility, all employee pagers, employee manuals, training materials, policies, procedures, and materials related thereto with respect to the operation of the Facilities; and
(d) all telephone numbers, brochures, pamphlets, flyers, mailers, and other promotional materials related to the marketing and advertising of the Tenant’s business at the Facility.

56914.3    Exhibit C

EXHIBIT D

FINANCIAL, MANAGEMENT AND REGULATORY REPORTS
FINANCIAL REPORTING

•	Quarterly Financial Reporting:

o
No later than 60 days after the end of each fiscal quarter of Tenant, Tenant shall deliver to Landlord, presented on a consolidated, quarterly and year-to-date unaudited financial statements prepared for the applicable quarter with respect to Guarantor. Such reports shall include:

▪	A consolidated balance sheet as of the end of such fiscal quarter;

▪	Related consolidated statements of income;

▪	A consolidating Facility-by-Facility basis statement of income and related operating status (including occupancy).

o
Together with its delivery to Landlord of the quarterly financial reports and statements required hereunder, Tenant shall deliver, or cause to be delivered, to Landlord, an Officer’s Certificate (for Tenant and a separate Officer’s Certificate (from an officer of any Guarantor) for any financial reports of statements of Guarantor) certifying that the foregoing statements and reports are true and correct and were prepared in accordance with GAAP, applied on a consistent basis, subject to changes resulting from audit adjustments.

•
Annual Financial Reporting: As soon as available, and in any event within 90 days after the close of each fiscal year of Tenant, Tenant shall deliver to Landlord, presented on a consolidated basis, financial statements prepared for such fiscal year with respect to Guarantor, including a balance sheet and operating statement as of the end of such fiscal year, together with related statements of income and members’, partners’, or owners’ capital for such fiscal year.

o
The annual financial statements delivered by Guarantor hereunder, shall have been audited by an independent certified public accounting firm reasonably satisfactory to Landlord, whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP, applied on a consistent basis, and shall not be qualified as to the scope of the audit or as to the status of any Tenant or Guarantor as a going concern.

•
Audit and Other Inspection Rights: Without limitation of Tenant’s other obligations as set forth in this Lease or this Exhibit D, Landlord shall have the right, from time to time and at its expense (unless an Event of Default exists, in which case Tenant shall, within ten (10) days after demand therefor, reimburse Landlord for any and all costs and expenses incurred by Landlord in connection with exercising its rights under this paragraph), to audit and inspect the books, records and accounts of Tenant or any Guarantor and/or relative to any Facility(ies) designated by Landlord from time to time, provided, however, that, (a) if no Event of Default exists, Landlord shall give Tenant not less than thirty (30) days advance written notice of the commencement of any such inspection and (b) Landlord shall not require or perform any act that would cause Tenant or any Guarantor to violate any laws, regulations or ordinances relating to employment records or that protect the privacy rights of Tenant’s or Guarantor’s employees or residents. Tenant shall reasonably cooperate (and shall cause its independent accountants and other financial advisors to reasonably cooperate) with all such inspections. Such inspections shall be conducted in a manner that does not materially interfere with Tenant’s business operations or the business operations relative to any affected Facility(ies). Unless otherwise agreed in writing by Landlord and Tenant, such inspections shall occur during normal business hours.

•
Method of Delivery: All financial statements, reports, data and other information required to be delivered by Tenant (or Guarantor) pursuant hereto shall be delivered via email to such email address as Landlord may designate from time to time and shall be in the format and otherwise in the form required pursuant to Section

Exhibit D-1

5.7; provided that the timely filing of any such reports with the SEC shall be deemed delivery to Landlord hereunder.
REGULATORY REPORTING

•
Regulatory Reports with respect to each Facility: Within thirty (30) days after Tenant’s receipt, Tenant shall deliver to Landlord by written notice the following regulatory reports with respect to each Facility:

o
If applicable, and upon request of Landlord, any Medicaid reports for the Facility within ten days after filing of the report with the State agency, and with respect to surveys with a material statement of deficiency, any State and federal health care survey and inspection reports, inspector exit interview notes and report, plans of correction, re-survey reports, evidence of annual license renewal, HIPDB adverse action report, notice of any investigation, inspection or survey by licensing authorities, notice of licensure deficiencies or admissions ban, issuance of a provisional or temporary license and all correspondence regarding any of the foregoing for each Facility – within thirty (30) days after receipt by Tenant.

•
Reports of Regulatory Violations: Within two (2) Business Days after Tenant’s receipt of any of the following, Tenant shall deliver to Landlord by written notice copies of the same along with all related documentation:

o	Any suspension, termination or restriction (including immediate jeopardy) placed upon Tenant (or Guarantor) or any Facility, the operation of any Facility or the ability to admit residents; or

Exhibit D-2

EXHIBIT E

FAIR MARKET VALUE
If it becomes necessary to determine the Fair Market Value of the Premises or any individual Facility for any purpose under this Lease, Landlord and Tenant shall first attempt to agree on such Fair Market Value. If Landlord and Tenant are unable to so agree within a reasonable period of time not to exceed thirty (30) days, then Landlord and Tenant shall have twenty (20) days to attempt to agree upon a single Appraiser to make such determination. If the parties so agree upon a single Appraiser, such Appraiser shall, within forty-five (45) days of being engaged, determine the Fair Market Value as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date), and such determination shall be final and binding upon the parties.
If Landlord and Tenant are unable to agree upon a single Appraiser within such twenty (20) days, then each party shall have ten (10) days in which to provide the other with the name of a person selected to act as Appraiser on its behalf. Each such Appraiser shall, within forty-five (45) days of being engaged, determine the Fair Market Value as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date). If the difference between the amounts so determined does not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Value shall be the average of the amounts so determined, and such average shall be final and binding upon the parties. If the difference between the amounts so determined exceeds ten percent (10%) of the lesser of such amounts, then such two Appraisers shall have twenty (20) days to appoint a third Appraiser. If the first Appraisers fail to appoint a third Appraiser within such twenty (20) days, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Such third Appraiser, shall, within forty-five (45) days of being selected or appointed, determine the Fair Market Value as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date). The determination of the Appraiser which differs most in terms of dollar amount from the determinations of the other two Appraisers shall be excluded, and the Fair Market Value shall be the average of the amounts of the two remaining determinations, and such average shall be final and binding upon the parties.
If either party fails to select an Appraiser within such ten (10) days or a selected Appraiser fails to make its determination within such forty-five (45) days, the Appraiser selected by the other party or the Appraiser that makes its determination with such forty-five (45) days, as applicable, shall alone determine the Fair Market Value as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date) and such determination shall be final and binding upon the parties.
Landlord and Tenant shall each pay the fees and expenses of the Appraiser appointed by it and each shall pay one-half (½) of the fees and expenses of the third Appraiser.
For purposes of determining the Fair Market Value, the Premises or the applicable Facility, as applicable, shall be valued at its highest and best use which shall be presumed to be as a fully-permitted facility operated in accordance with the provisions of this Lease. In addition, the following specific matters shall be factored in or out, as appropriate, in determining the Fair Market Value:
1.     The negative value of (a) any deferred maintenance or other items of repair or replacement of the Premises or the applicable Facility, (b) any then current or prior licensure or certification violations and/or admissions holds and (c) any other breach or failure of Tenant to perform or observe its obligations hereunder shall not be taken into account; rather, the Premises or the applicable Facility, and every part thereof shall be deemed to be in the condition required by this Lease (i.e., in good order and repair and fully licensed) and Tenant shall at all times be deemed to have operated the same in compliance with and to have performed all obligations of the Tenant under this Lease.
2.     The occupancy level of the Premises shall be deemed to be the average occupancy during the period commencing on that date which is eighteen (18) months prior to the date of the initial request for the determination of the Fair Market Value, and ending on the date which is six (6) months prior to the date of the initial request for the determination of the Fair Market Value, as the case may be.

Exhibit E-1

As used herein, “Appraiser” means an appraiser licensed or otherwise qualified to do business in the applicable Situs State and who has substantial experience in performing appraisals of facilities similar to the Premises and holds the Appraisal Institute’s MAI designation, or, if such organization no longer exists or certifies appraisers, such successor organization or such other organization as is approved by Landlord.

Exhibit E-2

EXHIBIT F

INTERCREDITOR AGREEMENT

[see attached]

Exhibit E-1

SCHEDULE 1

LANDLORD ENTITIES

Schedule 1

SCHEDULE 2

TENANT ENTITIES; FACILITY INFORMATION

Tenant	Facility Name	Facility Address	Primary Intended Use	No. of Units

Schedule 2

SCHEDULE 3

TENANT OWNERSHIP STRUCTURE

Schedule 3

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Page No.

SCHEDULE 4
FORM OF REQUEST FOR ADVANCE
Request for Advance
c/o [LANDLORD ENTITY NAME]
_____________________________
_____________________________
Attention: Lease Administration
Reference: [TENANT NAME]; Improvement Funds

To Whom It May Concern:
Reference is hereby made to that certain Master Lease dated effective as of [_____________], by and among [____________________________], as “Tenant”, and [_____________________________], as “Landlord”(as amended, modified or revised, the “Lease”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.
1.    Pursuant to Section 6.7 of the Lease, Tenant hereby submits this request for advance (“Request for Advance”) and requests that Landlord make an advance (an “Advance”) to Tenant of the Improvement Funds in an amount equal to $____________.
2.    Tenant requests that such Advance be made available on ___________, 201_.
3.    The aggregate amount of all outstanding Advances as of the date hereof and as of the date of the making of the requested Advance (after taking into account the amount of such Advance) does not exceed the Facility Improvement Fund Cap for the applicable Facility.
4.    Attached hereto are true, correct, and complete copies of the items required pursuant to Section 6.7 of the Lease to be submitted by Tenant to Landlord in connection with the requested Advance.
5.    Tenant hereby certifies to Landlord as of the date hereof and as of the date of making of the requested Advance (after taking into effect such Advance) that:
(A)    No Event of Default exists or will exist under the Lease and no default beyond any applicable cure period exists or will exist under any of the documents executed by Tenant in connection with the Lease.
(B)    Tenant has complied in all material respects with all duties and obligations required to date to be carried out and performed by it pursuant to the terms of the Section 6.7 of the Lease. All conditions precedent set forth in Section 6.7 to the making of the Advance have been satisfied.
(C)    All Advances previously disbursed have been used for the purposes set forth in Section 6.7 of the Lease and in the Request for Advance applicable to any such Advance.
(D)    All outstanding claims for labor, materials, and/or services furnished prior to the period covered by this Request for Advance have been paid or will be paid from the proceeds of this Advance, except to the extent the same are being duly contested in accordance with the terms of the Lease.
(E)    The Advance requested hereby will be used solely for the purpose of paying costs of the Capital Alterations as shown on the attached report and no portion of the Advance requested hereunder has been the basis for any prior Advance.

56914.3    (i)

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(continued)
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(F)    There are no liens outstanding against the Premises (or any portion thereof) or its equipment other than liens, if any, which have been disclosed in writing to Landlord that are being duly contested in accordance with the terms of the Lease.
(G)    All representations and warranties of Tenant contained in the Lease are true and correct in all material respects as of the date hereof.
The undersigned certifies that the statements made in this Request for Advance and any documents submitted herewith are true and correct.
TENANT:
__________________________________,
a(n) ______________________________
By:
Name:
Title:

(ii)